As filed with the Securities and Exchange Commission on April 8, 2019.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Autolus Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	2836	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Forest House

58 Wood Lane

White City

London W12 7RZ

United Kingdom

Tel: +44 20 3829 6230

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

+1 800 927 9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Darren K. DeStefano Christian E. Plaza Brian F. Leaf Courtney T. Thorne Cooley LLP 11951 Freedom Drive Reston, VA 20190-5656 +1 703 456 8000	Ed Lukins Edward Dyson Thomas Goodman Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 20 7785 9355	Patrick O’Brien Emily Oldshue Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 +1 617 951 7000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES BEING REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Ordinary shares, nominal value $0.000042 per share(3)	4,600,000	$30.555	$140,553,000	$17,035.02

(1)	Includes shares represented by American Depositary Shares, or ADSs, that are issuable upon exercise of the underwriters’ option to purchase additional ADSs.
(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per ADS and proposed maximum aggregate offering price are calculated on the basis of $30.555, the average of the high and low sale price of the ADSs on the Nasdaq Global Select Market on April 2, 2019, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)

These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-224837).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), shall determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2019

PRELIMINARY PROSPECTUS

4,000,000 American Depositary Shares

Representing 4,000,000 Ordinary Shares

We are offering 4,000,000 American Depositary Shares, or ADSs. Each ADS represents one ordinary share with a nominal value of $0.000042 per share. The ADSs may be evidenced by American Depositary Receipts, or ADRs. All of the ADSs are being sold by us.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “AUTL.” On April 5, 2019, the last reported sale price of our ADSs on the Nasdaq Global Select Market was $31.02 per ADS. The final public offering price will be negotiated among us and the lead underwriters in the offering and the recent market price used throughout the prospectus may not be indicative of the final offering price.

Investing in our ADSs involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks of investing in our ADSs in “Risk Factors” beginning on page 19 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended September 30, 2018, which is incorporated by reference into this prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER ADS	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Autolus Therapeutics	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses. See the section titled “Underwriting” for additional information regarding underwriting compensation.

The underwriters have an option to purchase up to 600,000 additional ADSs from us at the public offering price less the underwriting discount. The underwriters may exercise this option at any time within 30 days after the date of the final prospectus.

The underwriters expect to deliver the ADSs to the purchasers on or about                    , 2019.

Goldman Sachs & Co. LLC	Jefferies

Wells Fargo Securities	William Blair

Prospectus dated                , 2019

We are responsible for the information contained or incorporated by reference in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADSs.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus outside the United States.

We are incorporated under the laws of England and Wales and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

i

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” in this prospectus as well as those risk factors that are incorporated by reference in this prospectus. These and other factors could cause our future performance to differ materially from those expressed in the industry publications, as well as from our assumptions and estimates. See the section titled “Special Note Regarding Forward-Looking Statements.”

ABOUT THIS PROSPECTUS

On June 18, 2018, we re-registered Autolus Therapeutics Limited as a public limited company and changed our name from Autolus Therapeutics Limited to Autolus Therapeutics plc. For more details on our corporate reorganization, see Notes 1 and 6 to our audited consolidated financial statements included in our Annual Report on Form 20-F for the fiscal year ended September 30, 2018, or the Annual Report.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Autolus Limited,” “Autolus Therapeutics Limited,” “Autolus Therapeutics plc,” “the company,” “we,” “us” and “our” refer to Autolus Therapeutics plc and its subsidiaries after the re-registration of Autolus Therapeutics Limited as a public limited company.

We own various trademark registrations and applications, and unregistered trademarks, including Autolus and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in the documents we incorporate herein by reference. This summary does not contain all of the information you should consider before investing in our American Depositary Shares, or ADSs. You should read the entire prospectus carefully, including the section titled “Risk Factors” contained in this prospectus, any related free writing prospectus and the section titled “Risk Factors” in our Annual Report along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus.

Overview

We are a biopharmaceutical company developing next-generation programmed T cell therapies for the treatment of cancer. Using our broad suite of proprietary and modular T cell programming technologies, we are engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize cancer cells, break down their defense mechanisms and eliminate these cells. We believe our programmed T cell therapies have the potential to be best-in-class and offer cancer patients substantial benefits over the existing standard of care, including the potential for cure in some patients.

Cancers thrive on their ability to fend off T cells by evading recognition by T cells and by establishing other defense mechanisms, such as checkpoint inhibition and creating a hostile microenvironment. Our next-generation T cell programming technologies allow us to tailor our therapies to address the specific cancer we are targeting and introduce new programming modules into a patient’s T cells to give those T cells improved properties to better recognize cancer cells and overcome fundamental cancer defense mechanisms. We believe our leadership in T cell programming technologies will provide us with a competitive advantage as we look to develop future generations of T cell therapies targeting both hematological cancers and solid tumors.

Our clinical-stage pipeline comprises five programs being developed in six hematological and solid tumor indications. We expect to complete the proof-of-concept phases of four Phase 1/2 clinical trials in hematological cancer indications in 2019. These clinical programs are adaptive and designed to allow collection of sufficient data in the expansion phase of the trials to potentially support registration. We have worldwide commercial rights to all of our programmed T cell therapies.

Our current clinical-stage programs are:

AUTO1:	a CD19-targeting programmed T cell therapy designed to improve the safety profile of the CD19 binder while maintaining its anti-leukemia activity. AUTO1 has demonstrated this anti-leukemia activity in the absence of severe cytokine release syndrome, or CRS, in an ongoing Phase 1 trial of patients with pediatric relapsed or refractory acute B lymphocytic leukemia, or pediatric ALL. A Phase 1 clinical trial in patients with relapsed or refractory acute B lymphocytic leukemia, or adult ALL, is ongoing. Initial data from 10 treated patients reported in April 2019 also showed anti-leukemia activity in the absence of Grade 3 or higher CRS (Lee criteria used for grading), and we expect final Phase 1 trial results to be reported in the fourth quarter of 2019.

AUTO2:	the first dual-targeting programmed T cell therapy for the treatment of relapsed or refractory multiple myeloma targeting B-cell Maturation Antigen, or BCMA, and the transmembrane activator and CAML interactor, or TACI. We initiated a Phase 1/2 clinical trial in the third quarter of 2017. We expect to report final Phase 1 trial results in the fourth quarter of 2019.

AUTO3:	the first dual-targeting, bicistronic, or having two genes of interest within one vector, programmed T cell therapy for the treatment of relapsed or refractory diffuse large B-cell lymphoma, or DLBCL, and pediatric ALL, independently targeting B-lymphocyte antigens CD19 and CD22. We initiated separate Phase 1/2 clinical trials of AUTO3 in DLBCL and in pediatric ALL in the third quarter of 2017. We reported initial data from these trials in the fourth quarter of 2018. We provided an update on durability of effect in patients in the pediatric ALL trial in March 2019. Initial data observed from 10 pediatric ALL patients indicated AUTO3 was generally well tolerated. Additionally, high response rates and encouraging durability were observed at the higher dose levels. We expect to report initial Phase 1 data from both trials in the second quarter of 2019, and we expect to report final Phase 1 results in the fourth quarter of 2019.

AUTO4:	a programmed T cell therapy for the treatment of peripheral T-cell lymphoma targeting TRBC1. We initiated a Phase 1/2 clinical trial in the fourth quarter of 2018. We expect to report initial data from this trial in the fourth quarter of 2019.

AUTO6:	a programmed T cell therapy targeting GD2 in development for the treatment of neuroblastoma. A Phase 1 clinical trial with AUTO6 is being sponsored and conducted by Cancer Research UK, or CRUK, and preliminary data has shown initial anti-tumor activity in this solid tumor indication. We are developing a next-generation product candidate, which we refer to as AUTO6 NG, incorporating additional programming modules designed to improve the efficacy, safety and persistence of AUTO6. We expect to initiate the first of two planned Phase 1/2 clinical trials of AUTO6 NG in 2020.

AUTO1 has an optimized engagement of the CD19 target designed to reduce the risk of severe CRS without adversely impacting efficacy. We believe that these properties may enable AUTO1 to be a suitable candidate for the treatment of adult patients with ALL, who tend to be less tolerant of severe toxicity than children with ALL. There are currently no programmed T cell therapies approved for the treatment of adult ALL.

AUTO2 and AUTO3 are designed to address a key escape route used by hematological cancers in response to T cell therapies. Cancer cells often mutate and cease to express the antigen that current therapies were designed to recognize. This loss of the target antigen leads to patient relapse. Consequently, we have developed AUTO2 and AUTO3 to employ a dual-targeting mechanism because we believe it may improve durability of treatment response and reduce the frequency of cancer relapse when compared to other currently approved single-targeting T cell therapies, including other chimeric antigen receptor, or CAR, T cell therapies and T cell engager approaches.

AUTO4, which we are developing for the treatment of peripheral T-cell lymphoma, employs a novel and differentiated treatment approach. AUTO4 is designed to kill cancerous T cells in a manner that we believe will preserve a portion of the patient’s normal, healthy T cells to maintain immunity. AUTO2 and AUTO4 target antigens for which there is limited or no clinical data available and also are programmed with a “safety switch” in order to allow us to manage toxicity by eliminating the programmed T cells if a patient experiences severe adverse side effects from the treatment.

We are developing AUTO6 NG, which builds upon AUTO6 by incorporating programming modules intended to enhance efficacy and aiming to extend persistence and address the layers of defense that cancer cells deploy to evade T cell killing.

The manufacture and delivery of programmed T cell therapies to patients involves complex, integrated processes, including harvesting T cells from patients, programming the T cells ex vivo, or outside the body, multiplying the programmed T cells to obtain the desired dose, and ultimately infusing the programmed T cells back into a patient’s body. Providing T cell therapies in a commercially successful manner requires a manufacturing process that is reliable, scalable and economical. We are using a semi-automated, fully enclosed system for cell manufacturing, which is designed to provide a common platform suitable for manufacturing all of our product candidates and to allow for rapid development of our product candidates through clinical trial phases and the regulatory approval processes. In addition, this platform allows for parallel processing and the ability to scale for commercial supply in a controlled environment and at an economical cost. We intend to build internal manufacturing and supply capabilities as well as to utilize the expertise of collaborators on some of the aspects of product delivery, logistics and capacity expansion. We believe having established manufacturing processes suitable for commercialization early in the development of our T cell therapies will allow us to focus on expanding manufacturing capacity during our clinical trials.

We anticipate that the market for T cell therapies will be characterized by rapid cycling of product improvements. We believe our modular approach to T cell programming and the common manufacturing platform used across all our T cell therapies will position us to more quickly develop follow-on, or next-generation, product candidates with enhanced characteristics, such as pharmacological control, insensitivity to checkpoint inhibition or other desirable features.

Recent Developments

AUTO1 Phase 1 Clinical Trial in Adult ALL (ALLCAR19 Trial)

In the first quarter of 2018, our academic partner University College London, or UCL, initiated a single-arm, open label, multi-center Phase 1 clinical trial of AUTO1, named the ALLCAR19 trial, in patients aged 16 to 65 years of age with high-risk, relapsed or refractory CD19 positive B-lineage ALL. The clinical trial is currently being conducted at sites in the United Kingdom, and 10 patients have been treated as of the March 18, 2019 cutoff date. The main objective of the trial is to evaluate the safety of AUTO1 and the feasibility of manufacturing AUTO1 at the planned dose.

On April 1, 2019, initial data from the ongoing ALLCAR19 trial was presented at the American Association for Cancer Research, or AACR, Annual Meeting. As of the data cutoff date of March 18, 2019, 13 patients in the trial had been leukapheresed, and therapies for 12 patients were manufactured, of which six therapies were manufactured using our semi-automated, fully enclosed manufacturing process. As of April 1, 2019, two patients were pending AUTO1 infusion. Among the 10 treated patients, the median age was 41 and 70% of the patients were male, with median prior lines of treatment of four (the range was two to seven). Five of the 10 treated patients had greater than or equal to 50% bone marrow blasts and were considered to be high risk for CRS. Patients in the trial received a split dose based on disease burden for a total dose of up to 410 million AUTO1 cells.

Using the Lee criteria, the common criteria for grading CRS, three of the 10 patients treated with AUTO1 were observed to have Grade 2 CRS, but none of the treated patients were observed to have Grade 3 or higher CRS. Using the Penn criteria, which is the criteria specified in the existing protocol for the trial, one patient treated with AUTO1 was observed to have a Grade 3 CRS. Two patients were treated with tocilizumab for the management of CRS. None of the patients were admitted to intensive care due to CRS. One patient developed delayed Grade 3 neurotoxicity following high levels of CAR T expansion, which was fully reversed with steroids. Four patients died while enrolled in the trial, of which two deaths were due to progression of leukemia and two were due to infective complications, a common complication of advanced ALL.

As of the data cutoff date of March 18, 2019, nine patients were evaluable for response at month one and eight patients had achieved a molecular complete response, or CR. One patient died of sepsis before the one-month evaluation point. At a median follow up of five months (the range was 0.62 to 10.6 months), six of the 10 treated patients were alive and continued to be in molecular remission. We have continued to observe evidence of ongoing B cell aplasia and CAR T persistence in the trial.

If the full data from the ALLCAR19 clinical trial are positive, and depending on feedback from regulatory authorities, we intend to initiate a pivotal clinical trial of AUTO1 in adult ALL by the end of 2019, the results of which, if positive, could support the planned filing of a biologics license application, or BLA, in the United States.

AUTO1 Phase 1 Clinical Trial in Pediatric ALL (CARPALL Trial)

The CARPALL trial was initiated by UCL in the second quarter of 2016 and is a single-arm, open label, multi-center Phase 1 trial enrolling patients aged 24 years or younger with high-risk relapsed or refractory CD19 positive B-lineage ALL. The main objective of the trial is to evaluate the safety and efficacy of AUTO1 when administered at a single dose of 1 million cells/kg. Currently, the trial is being conducted at sites in the United Kingdom.

In February 2019, updated data from the CARPALL trial was presented at the 1st European CAR T Cell Meeting hosted by the European Hematology Association in Paris, France. As of the data cutoff date of November 16, 2018, 17 patients were enrolled in the CARPALL trial, 14 of which had received an infusion of AUTO1 cells. Among the enrolled patients, the median age was nine, with median prior lines of treatment of four (the range was two to seven). Ten of the 14 treated patients had relapsed following an allogeneic stem cell transplant. Eight patients who were treated in the trial had experienced a second relapse, five patients had experienced a relapse beyond second relapse and three patients had relapsed after therapy with other treatments. One patient had also relapsed after CD19 CAR T therapy. Two patients had ongoing central nervous system disease at enrollment.

As of November 16, 2018, no Grade 3 or higher CRS events have been observed. Nine patients experienced Grade 1 CRS, and four patients experienced Grade 2 CRS. In addition, no patient has needed or received tocilizumab or steroids for the management of CRS. As previously disclosed, one patient experienced Grade 4 neurotoxicity; there were no other reports of severe neurotoxicity, defined as Grade 3 or higher. Eleven patients experienced cytopenias persisting beyond 30 days, of which three patients had Grade 1-3 cytopenia and eight patients had Grade 4 cytopenia. Two patients developed significant infections, and one patient died from sepsis while in molecular CR.

Following a single dose of 1 million AUTO1 cells/kg, 12 of 14 evaluable patients achieved molecular CR. Five patients relapsed with CD19 negative disease. Event free survival, or EFS, based on morphological relapse was 67% (CI 34-86%) and 46% (CI 16-72%) at six months and one year, respectively, and overall survival, or OS, was 84% (CI 50-96%) and 63% (CI 27-85%) at six months and one year, respectively. CAR T cell expansion was observed in 12 patients, and the median duration of remission in responding patients was 7.3 months with a median follow-up of 14 months. Five of the 14 evaluable patients remain in CR with ongoing persistence of CAR T cells and associated B cell aplasia observed. Final Phase 1 data from this trial is expected in the fourth quarter of 2019.

AUTO3 Phase 1/2 Clinical Trial in Pediatric ALL (AMELIA Trial)

We initiated a single-arm, open label, multi-center Phase 1/2 clinical trial of AUTO3 in patients up to 24 years of age with high-risk relapsed or refractory B-lineage ALL in the third quarter of 2017. We refer to this trial as the AMELIA Trial.

In connection with an efficacy data update on February 19, 2019 from the ongoing AMELIA Trial, we observed that six out of six patients treated with the highest dose of AUTO3 (≥3 x106/kg) achieved minimal residual disease, or MRD, negative complete responses, or CRs. Ongoing MRD-negative CR remissions were observed in four out of six patients, with the longest duration of up to 10 months as of February 2019. As of the cutoff date, there have been no reported CD19 or CD22 negative relapses in CAR T naïve patients. At the 60th American Society of Hematology (ASH) Annual Meeting in

San Diego, California in December 2018, we provided an update on initial safety data from the trial and reported that, as of the data cutoff date of November 13, 2018, AUTO3 was observed to have generally been well tolerated and no severe CRS (Grade 3 or higher) was observed, nor had admission to an intensive care unit or pressors for CRS been required. Two patients required tocilizumab use for CRS. Grade 3 or higher cytopenia lasting more than 30 days was observed in four of the ten patients. One patient experienced Grade 3 neurotoxicity, which was considered unlikely related to AUTO3 and primarily attributed to prior intrathecal chemotherapy.

Final Phase 1 data from this trial is expected in the fourth quarter of 2019. The Phase 2 portion of the trial is expected to start in the fourth quarter of 2019.

AUTO3 Phase 1/2 Clinical Trial in Adult DLBCL (ALEXANDER Trial)

In September 2017, we initiated a single-arm, open label, multi-center Phase 1/2 clinical trial of AUTO3, followed by limited duration of consolidation with the anti-PD-1 antibody pembrolizumab. The trial is ongoing and currently enrolling adult DLBCL patients who have chemotherapy-refractory disease or with relapsed disease after two lines of prior therapy. We refer to this trial as the ALEXANDER Trial and we expect to enroll approximately 100 patients in the trial, which is initially being conducted at sites in the United Kingdom.

In December 2018, we presented preliminary data on safety and efficacy from this trial at the 60th American Society of Hematology (ASH) Annual Meeting in San Diego, California. The key inclusion criteria for this trial included histologically confirmed DLBCL, chemotherapy-refractory disease or relapse after at least two lines of therapy or after autologous stem cell transplantation, and no prior allogeneic stem cell transplant. As of the data cutoff date of October 30, 2018, seven patients were evaluable for safety with at least one month follow-up post-treatment. The median number of prior lines of therapy in these seven evaluable patients was three (the range was two to four). All patients were treated at the starting dose of 50 million AUTO3 cells, and were treated, as per protocol, with and without the anti-PD1 antibody pembrolizumab two weeks after AUTO3 infusion. As of the data cutoff date, none of the evaluable patients developed Grade 2 or higher CRS. One patient developed Grade 3 neurotoxicity, which was considered by the investigator to be possibly related to AUTO3, and the patient has since fully recovered. There were no pembrolizumab-related immune toxicities. As of the data cutoff date, no dose-limiting toxicities have been observed. Dose escalation is ongoing. As of October 30, 2018, of the six patients evaluable for response, two patients had achieved a CR and two patients achieved a partial response. The remaining two patients did not respond. The two CRs were ongoing at month three and month six, respectively. Final Phase 1 data from this trial is expected in the fourth quarter of 2019. The Phase 2 portion of the trial is expected to start in the first quarter of 2020.

Preliminary Cash Balance as of March 31, 2019

As of March 31, 2019, our cash and restricted cash was $188.4 million. This amount is unaudited and preliminary, is subject to completion of financial closing procedures that could result in changes to the amount, and does not present all information necessary for an understanding of our financial condition as of March 31, 2019. This amount has been prepared by, and is the responsibility of, our management. Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or applied agreed upon procedures with respect to this amount. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect hereto.

Our Team

Our management team has a strong track record of accomplishments in the fields of redirected T cell therapies, gene therapy, transplantation and oncology. Their collective experience spans key areas of expertise required of a fully integrated company delivering advanced programmed T cell therapies, including fundamental innovation in therapeutic design, translational medicine and clinical development, process sciences, manufacturing and commercialization. We are led by Dr. Christian Itin, our chairman and Chief Executive Officer. His prior experience includes serving as the Chief Executive Officer of Micromet, Inc., a public biotechnology company acquired by Amgen Inc. in 2012 for $1.2 billion, where he led the development of blinatumomab, which in 2014 became the first redirected T cell therapy approved by the U.S. Food and Drug Administration, or FDA. Our proprietary and modular T cell programming technologies were invented by Dr. Martin Pulé, our scientific founder and Senior Vice President and Chief Scientific Officer. Dr. Pulé has been an innovator in the field of genetic engineering of T cells for cancer treatment for almost 20 years.

Our Pipeline

The following table summarizes key information about our programmed T cell therapy product candidates and other pipeline programs. We have retained worldwide commercial rights with respect to all of these product candidates.

Our Strategy

Our goal is to use our broad array of proprietary and modular T cell programming technologies to become a fully integrated biopharmaceutical company offering advanced, differentiated, best-in-class programmed T cell therapies. In order to accomplish this goal, we plan to execute on the following key strategies:

•

Simultaneously develop our four current clinical-stage product candidates for the treatment of hematological cancers.    In March 2018, we licensed global rights to develop and commercialize AUTO1 from UCLB, which we plan to develop for the treatment of adult ALL in collaboration with UCL. We are co-funding a Phase 1 clinical trial of AUTO1 in adult ALL being conducted by UCL, which is designed to establish proof-of-concept in 2019. We will also consider further development of AUTO1 for the treatment of pediatric ALL based on emerging data generated from UCL’s Phase 1 CARPALL trial of AUTO1. In 2017, we commenced Phase 1/2 clinical trials for AUTO3 for the treatment of DLBCL and pediatric ALL. Based on data emerging in 2019, we will determine whether AUTO1 or AUTO3, or both product candidates, will be advanced in clinical development for the treatment of patients with ALL. In 2017, we also commenced a Phase 1/2 clinical trial for AUTO2 for the treatment of multiple myeloma. We also recently initiated a Phase 1/2 clinical trial of AUTO4 for the treatment of peripheral T-cell lymphoma. We intend to progress each of these product candidates in parallel through clinical trials. Depending on the results we observe in our clinical trials, we believe these product candidates may be eligible for accelerated regulatory approval pathways and we may seek to achieve breakthrough therapy designation or regenerative medicine advanced therapy, or RMAT, designation from the FDA or PRIority MEdicines, or PRIME, designation from the European Medicines Agency, or EMA.

•

Continue to innovate and develop our product pipeline using a modular approach to T cell programming.    We have a broad and expanding array of programming modules that can be used to bring improved properties to T cells. These modules may lead to improved product features such as an enhanced ability to recognize cancer cells, elements to overcome fundamental cancer defense mechanisms, improved safety through pharmacological control or improved survival or persistence of the programmed T cells. By continuing to develop and deploy new modules as our knowledge of cancer defense mechanisms advances, we believe we will be well positioned to design new programmed T cell product candidates with additional cancer-fighting properties or enhanced safety features tailored to specific indications or cancer sub-types.

•

Expand our product pipeline in solid tumor indications.    CRUK is conducting an exploratory Phase 1 clinical trial of AUTO6, a GD2-targeting programmed T cell therapy, which has shown initial signs of clinical activity in two pediatric patients with neuroblastoma. We have worldwide commercial rights to the Phase 1 clinical data and UCLB patent families covering this program, and we intend to initiate the first of two planned Phase 1/2 clinical trials of AUTO6 NG, a next-generation product candidate building upon AUTO6, in 2020. In addition, we are planning to initiate a clinical trial of AUTO7 for the treatment of prostate cancer. Both AUTO6 NG and AUTO7 are being developed to incorporate multiple programming elements designed to address certain complexities of solid tumors.

•

Scale our economical manufacturing process.    We have developed our own proprietary viral vector and semi-automated cell manufacturing processes, which we are already using in our clinical-stage programs. We believe these processes are fit for commercial scale and we anticipate they will enable commercial supply at an attractive cost of goods. Manufacturing is currently conducted by, or under the supervision of, our own employees and we have established plans to increase manufacturing capacity to meet our anticipated future clinical and commercial needs.

•

Establish a focused commercial infrastructure.    Our current clinical-stage product candidates are being developed for the treatment of patients with late-stage or rare hematological cancers, most of whom will be treated in specialized treatment centers or hospitals. With our experience in gene therapy, transplantation and oncology, we aim to provide high levels of service and scientific engagement at these treatment centers, and to pilot and establish systems necessary for successful product delivery by the time of launch.

Our Solution

There remains a critical unmet medical need for improved T cell therapies. We believe that improving efficacy and durability over the products currently on the market or in development for the treatment of cancers requires addressing target antigen loss, countering checkpoint inhibition and adding novel targets to expand the range of indications amenable to programmed T cell therapy. We believe our clinical-stage product candidates and our approach to T cell programming have the potential to address these limitations.

We are applying our broad array of T cell programming technologies and capabilities to engineer precisely targeted, controlled and highly active T cell therapies that are designed to better recognize cancer cells, break down their defense mechanisms and attack and kill these cells. The breadth of our technology platform allows us to select from a range of programming modules, and our modular approach is designed to enable us to tailor our therapies to address the specific cancer we are targeting, or to improve an already established therapy, such as by making it suitable for outpatient use. We believe this capability represents a competitive advantage in the field and will allow us to position our product candidates to have the potential to be best-in-class.

After identifying a cancer target, we select the suite of programming modules that we believe is best suited to target that particular cancer based on our latest clinical data and the results of our cancer research. The particular modules selected may vary, and not every product candidate, including our current product candidates, contain all categories of modules. A viral vector is used to introduce combinations of these modules into the DNA of the T cells, as depicted in the graphic below. With the exception of AUTO1, all of our product candidates contain two or more programming modules.

Advanced Targeting Technologies Used in our Modular Approach

We have developed advanced antigen targeting technologies to improve the ability of our programmed T cell therapies to selectively identify, target and destroy cancer cells and overcome shortcomings of the current generation of T cell therapies. These targeting technologies include innovative binders, novel targets, dual-targeting and pattern recognition.

Innovative Binders and Novel Targets

Binding domains allow for selective targeting of cancer cells, and the properties of binders are crucial to the performance of T cell therapies. The binders of each of our programs have been optimized, are novel binders, or bind to novel targets.

CD19 CAR T cell therapies that have been approved or that are in clinical development are engineered to express high affinity binders that can engage their targets for an extended period of time. This can lead to excessive T cell activation and toxicities caused by cytokine release, as well as exhaustion of the CAR T cell. The programmed T cells of AUTO1 express a CD19 binder with a fast off-rate, which refers to the rate at which a T cell disengages from a target antigen. This is similar to the off-rate of naturally occurring T cells. AUTO1, with this enhanced kinetic profile, appears to result in reduced CRS and in increased T cell engraftment compared to data reported for other CAR T cell product candidates in clinical development for ALL that use high affinity binders.

The APRIL ligand is a human single domain protein that was selected as the targeting moiety in AUTO2 because it can bind with high affinity to BCMA and to TACI, two different antigens expressed on multiple myeloma cells. Using a single binder for two targets provides for efficiencies in the T cell programming process and leaves additional capacity in the viral vector to include further programming modules.

AUTO3 includes an optimized CD22 binder. It is challenging to target CD22 for immunotherapy because of its large size and extensive posttranslational modifications. Our optimized CD22 binder combines five CAR binding domains to allow for suitable orientation and efficient target engagement compared to a traditional CAR.

The TRBC1 binder used in AUTO4 is highly selective for one of two highly related variants of the constant domain in T cell receptor beta chains. The binder allows AUTO4 to target TRBC1-positive T cell lymphoma cells without affecting healthy TRBC2-positive T cells.

AUTO6 is designed to target GD2 with an optimized anti-GD2 binder which uses a humanized targeting domain. Initial clinical data from an ongoing Phase 1 clinical trial sponsored by CRUK indicates early signs of clinical activity in the absence of neurotoxicity.

Dual-Targeting Technology

Escape from T cell recognition by losing the antigen, the very structure the programmed T cell is designed to recognize, is a fundamental defense mechanism of hematological cancers. All clinical programs targeting CD19, CD22 or BCMA in a single-target approach have reported patients relapsing with cells that no longer have detectable levels of the target antigen. The most profound impact of this defense mechanism of cancer cells was reported for children relapsing under CD19-targeting Kymriah treatment, with more than half the children at time of relapse showing a loss of the CD19 antigen on the recurring cancer cells.

We believe that directly targeting two antigens on a cancer cell will reduce the chances for relapse and may also improve a response in those patients with low levels of expression of a target antigen on their cancer cells. AUTO2, the first dual-targeting programmed T cell therapy for the treatment of multiple myeloma, binds to two receptors, BCMA and TACI, both of which are expressed in varying levels on the surface of multiple myeloma cancer cells. AUTO3, the first dual-targeting programmed T cell therapy for the treatment of pediatric ALL and DLBCL, targets both the CD19 and CD22 antigens, both of which are B-cell antigens with similar patterns of expression.

Pattern Recognition Technology

Programmed T cells are very powerful and must be highly selective for the cancer cells in order to avoid unwanted side effects. Particularly for the treatment of solid tumors, which have greater complexity, achieving a sufficient level of selectivity based on a single target to avoid toxicity can be challenging. For such cancers, we have developed a programming module designed to make a kill decision based on the presence of two or more targets on the cancer cell. This technology is designed to allow us to program T cells to eliminate tumor cells only if two different targets are both present on the surface of the cell, thereby sparing healthy cells that express only one of these targets in isolation. We are also developing technology that we believe will allow us to program T cells to eliminate a tumor if only the tumor target, but not a target only found on healthy cells, is present on the cancer cell.

Pharmacological Control of T Cell Activity

Management of toxicity is a critical step in the successful application of programmed T cell therapies. We have developed multiple technologies designed to pharmacologically control T cell activity. These technologies fall into two distinct categories: safety switches and tunable T cells.

Safety Switches

Also referred to as “off switches” or “suicide switches,” safety switches selectively eliminate the programmed T cells and are intended to be triggered in the event a patient suffers certain serious adverse events related to the T cell therapy, such as CRS or neurotoxicity. We incorporate the RQR8 safety switch into some of our programmed T cell product candidates, which allows us to selectively eliminate the programmed T cells by the administration of the commercially available monoclonal antibody rituximab, or Rituxan®, which binds to the surface of the T cell and thereby triggers cell death. We use the RQR8 safety switch in our AUTO2, AUTO4 and AUTO6 programs. The next generation of our safety switches, which we plan to incorporate in our solid tumor programs, utilizes rapamycin activated Caspase 9 (rapaCasp9), a cell therapy safety switch that allows for selective elimination of programmed T cells using a single therapeutic dose of the commercially available product rapamycin, such as sirolimus or Rapamune®. Rapamycin is a small molecule drug, which we expect will have the benefit of better tissue penetration and may require less time to take effect as compared to a monoclonal antibody-activated safety switch.

Tunable T Cells

Eliminating programmed T cells with a safety switch like RQR8 has the potential to allow the patient to recover from treatment-related side effects but also to preclude the anti-tumor activity following elimination of the programmed T cells, which could lead to relapse. To avoid this undesirable consequence of the safety switch, we are developing several programming modules that are designed to allow tunable programmed T cell responses by reducing programmed T cell activity if a patient experiences severe toxicity, while also allowing for the subsequent reactivation of programmed T cells, thereby allowing for the possibility of persistence and sustained anti-tumor activity. One such system we have developed is designed to reversibly dampen the activity of the programmed T cells by temporarily dislocating the signaling domain on the inside of the T cell from the cancer cell recognition domain with two commercially available antibiotics, tetracycline and minocycline.

Enhanced T Cell Activity Technologies

We have also developed a wide range of technologies designed to inhibit the immunosuppressive effects of the tumor microenvironment and enhance T cell persistence.

Evading Hostile Tumor Microenvironments Including Checkpoint Inhibition

Proteins expressed on tumor cells can trigger inhibitory receptors on T cells to block their ability to eliminate the tumor, such as PD-L1/PD-1 immune checkpoints. These inhibitory receptors act through a common signaling pathway inside the T cell that prevents normal T cell activation. We have developed a programming module designed to cause T cells to express a modified version of an adaptor protein, SHP2, that in preclinical studies has been shown to efficiently counteract the inhibition of T cells resulting from the PD-L1/PD-1checkpoint interaction. Unlike methods that rely on blocking one inhibitory receptor using antibodies that are separately administered to the patient and are known to have significant side effects on their own, we have designed this programming module to be engineered into the T cells and not to require the administration of a separate pharmaceutical agent. In addition, it is designed to simultaneously disarm multiple inhibitory receptors on the cancer cell.

Enhanced T Cell Persistence

Programmed T cell therapies that target hematological malignancies are regularly stimulated by engaging tumor and normal cells in the bone marrow and lymph tissue. This continued stimulation helps the programmed T cells survive and persist, allowing them to attack the tumor for an extended period of time. One of the challenges of targeting some solid tumors is the lack of such easily accessible stimulation for programmed T cells, leading to poor persistence and a weak anti-tumor activity. Programmed T cell therapies have been co-administered with cytokines that boost T cell activity and persistence in an attempt to enhance their effect on solid tumors. However, systemic or local administration of cytokines can be toxic. Therefore, we have developed a technology that is designed to deliver a cytokine signal directly inside our programmed T cells without administration of cytokines themselves. Depending on the tumor microenvironment, the cytokine persistence signal may be further enhanced by antigens secreted by the tumor. We believe our approach will be more potent and will have the potential to be less toxic, when compared to approaches that rely on systemic or local delivery of cytokines.

Advanced T Cell Programming is Key for Solid Tumor Programs

Achieving a meaningful and durable response with programmed T cell therapies in the treatment of solid tumors is more challenging than in hematological cancers for a variety of reasons. Solid tumors have fewer suitably selective, single antigen targets that can be used as a basis for tumor recognition, and solid tumors employ multiple sophisticated lines of defense to evade T cell killing.

Consequently, in order to be able to tackle the more complex biology of solid tumors, we anticipate that programmed T cell products will need to employ multiple modules of technology to overcome these challenges. With our broad array of proprietary programming modules and our ability to incorporate multiple elements into our programmed T cell product candidates, we believe we are well positioned to design these types of product candidates and expand our pipeline into solid tumor indications, including with our development of AUTO6 NG and AUTO7.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the specific factors set forth in the section titled “Risk Factors” included in this prospectus and in our Annual Report on Form 20-F for the fiscal year ended September 30, 2018 and subsequent filings with the U.S. Securities and Exchange Commission, or the SEC, which is incorporated by reference in this prospectus, before deciding whether to invest in our ADSs. Among these important risks are, but not limited to, the following:

•	We have incurred significant losses in every year since our inception. We expect to continue to incur losses over the next several years and may never achieve or maintain profitability.

•	Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

•	We will need additional funding to complete the development of our product candidates, which may not be available on acceptable terms, if at all.

•

We are very early in our development efforts. All of our product candidates are in early-stage clinical development or in preclinical development. If we are unable to advance our product candidates through clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

•	Our proprietary, next-generation T cell programming technologies, our modular approach for engineering T cells and our manufacturing platform for our programmed T cell product candidates, represent emerging approaches to cancer treatment that face significant challenges and hurdles.

•

Our future success is highly dependent on the regulatory approval of our current clinical-stage programmed T cell product candidates and our preclinical programs. All of our product candidates will require significant clinical or preclinical testing before we can seek regulatory approval for and launch a product commercially.

•

Adverse side effects or other safety risks associated with our product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials, cause us to abandon product candidates, could limit the commercial profile of an approved label, or could result in significant negative consequences following any potential marketing approval.

•

If the clinical trials of any of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA, the EMA or other comparable regulatory authorities, or do not otherwise produce favorable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

•

We may not be able to successfully create our own manufacturing infrastructure for supply of our requirements of programmed T cell product candidates for use in clinical trials and for commercial sale.

•

Our product candidates are biologics and the manufacture of our product candidates is complex and we may encounter difficulties in production, particularly with respect to process development or scaling-out of our manufacturing capabilities. If we encounter such difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped.

•	We operate in a rapidly changing industry and face significant competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

•

If we are unable to obtain and maintain patent protection for our T cell programming technologies and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and biologics similar or identical to ours, and our ability to successfully commercialize our technology and product candidates may be impaired.

•

Our independent registered public accounting firm previously identified a material weakness in our internal control over financial reporting. We or they may identify further material weaknesses in our internal control over financial reporting. If we do not remediate material weaknesses or are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected, which may adversely affect our business, investor confidence and the market value for our ADSs for future fiscal periods.

•	As an English public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure.

Corporate Information

We were incorporated under the laws of England and Wales in February 2018. Our registered office is located at Forest House, 58 Wood Lane, White City, London W12 7RZ, United Kingdom and

our telephone number is +44 20 3829 6230. Our website address is www.autolus.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our ADSs.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies in the United States. These provisions include:

•	reduced executive compensation disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may choose to take advantage of some but not all of these reduced disclosure requirements. We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest to occur of: (1) (a) December 31, 2023, which is the last day of the fiscal year following the fifth anniversary of our initial public offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.07 billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the SEC which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the end of our second quarter and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	the requirement to comply with Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material information;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, we do not know if some investors will find our ADSs less attractive, which may result in a less active trading market for our ADSs or more volatility in the price of our ADSs.

THE OFFERING

ADSs offered by us	4,000,000 ADSs, each ADS representing one ordinary share.

Option to purchase additional ADSs	We have granted the underwriters an option for a period of 30 days from the date of the final prospectus to purchase up to an additional 600,000 ADSs from us.

Ordinary shares to be outstanding after this offering	44,145,617 shares (or 44,745,617 shares if the underwriters exercise in full their option to purchase additional ADSs).

American Depositary Shares	Each ADS represents one ordinary share, nominal value $0.000042 per share. ADSs may be evidenced by American Depositary Receipts, or ADRs. The depositary will hold the ordinary shares underlying the ADSs in a custody account with the custodian, and you will have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs. To better understand the terms of our ADSs, see “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	Citibank, N.A.

Custodian	Citibank, N.A. (London)

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $115.9 million, based on an assumed public offering price of $31.02 per ADS, the last reported sale price of our ADSs on The Nasdaq Global Select Market on April 5, 2019.

We currently intend to use the net proceeds from this offering, together with our existing cash, to fund the continuation and initiation of clinical trials, research and preclinical development activities and our manufacturing activities to support our ongoing and future clinical trials and potential commercial launch. The remainder may be used for other general corporate purposes, including general and administrative expenses, development of our commercial infrastructure and working capital. See the section titled “Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from this offering.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Nasdaq Global Select Market symbol	AUTL

The number of our ordinary shares (including ordinary shares in the form of ADSs) to be outstanding after this offering is based on 40,145,617 ordinary shares outstanding as of December 31, 2018 and excludes:

•

1,430,667 ordinary shares issuable upon the exercise of share options outstanding under our 2017 Share Option Plan, or 2017 Plan, as of December 31, 2018, at a weighted average exercise price of $5.04 per share;

•

2,280,607 ordinary shares issuable upon the exercise of share options outstanding under our 2018 Equity Incentive Plan, or 2018 Plan, as of December 31, 2018, at a weighted average exercise price of $28.15 per share; and

•	2,606,862 ordinary shares authorized for future issuance under our 2018 Plan as of December 31, 2018.

Except as otherwise indicated herein, all information in this prospectus assumes or gives effect to:

•	no issuance or exercise of outstanding options after December 31, 2018; and

•	no exercise of the option granted to the underwriters to purchase additional ADSs in this offering.

SUMMARY FINANCIAL DATA

The following tables present our summary financial data. We derived the summary statement of operations and comprehensive loss data for the fiscal years ended September 30, 2016, 2017 and 2018 and the selected balance sheet data as of September 30, 2018 from our audited financial statements included in our Annual Report. We derived the summary statement of operations and comprehensive loss data for the three months ended December 31, 2018 and the summary balance sheet data as of December 31, 2018 from our audited financial statements included in our transition report on Form 20-F filed for the transition period from October 1, 2018 to December 31, 2018, or the Transition Report. We derived the summary statement of operations and comprehensive loss data for the three months ended December 31, 2017 from our unaudited condensed comparative financial information. We prepare our financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board, or FASB.

Our historical results are not necessarily indicative of our future results. You should read this data in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein.

Our functional currency is the pound sterling. However, for financial reporting purposes, our financial statements, which are prepared using the functional currency, have been translated into U.S. dollars, which is our reporting currency. Our assets and liabilities are translated at the exchange rates at the balance sheet date; our revenue and expenses are translated at average exchange rates and shareholders’ equity is translated based on historical exchange rates. Translation adjustments are not included in determining net income (loss) but are included in foreign exchange translation adjustment to other comprehensive loss, a component of shareholders’ equity.

Foreign currency transactions in currencies different from the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recorded in general and administrative expense in the statement of operations and comprehensive loss.

	Year Ended September 30,			Three Months Ended December 31,
	2016	2017	2018	2017	2018
	(in thousands, except share and per share data)
Statement of Operations and Comprehensive Loss Data:
Grant income	$1,212	$1,693	$1,407	$231	$296
Operating expenses:
Research and development	(10,436)	(16,012)	(36,150)	(5,564)	(17,713)
General and administrative	(5,152)	(9,099)	(22,790)	(3,084)	(7,593)

Total operating expenses, net	(14,376)	(23,418)	(57,533)	(8,417)	(25,010)
Other income (expense):
Interest income	75	84	1,532	181	660
Other (expense) income	(26)	(46)	3,970	(685)	1,097

Total other income (expense), net	49	38	5,502	(504)	1,757

Net loss before income tax	(14,327)	(23,380)	(52,031)	(8,921)	(23,253)
Income tax benefit	1,777	3,653	7,280	1,397	2,605

Net loss attributable to ordinary shareholders	(12,550)	(19,727)	(44,751)	(7,524)	(20,648)
Other comprehensive (loss) income:
Foreign currency exchange translation adjustment	(2,942)	802	(6,071)	2,556	(5,568)

Total comprehensive loss	(15,492)	(18,925)	(50,822)	(4,968)	(26,216)

Basic and diluted net loss per ordinary share	$(1.26)	$(1.43)	$(1.42)	$(0.26)	$(0.52)

Weighted-average basic and diluted ordinary shares	9,933,399	13,783,222	31,557,034	28,711,404	39,366,634

	As of December 31, 2018
	Actual	As Adjusted
	(in thousands)
Balance Sheet Data:
Cash and restricted cash	$217,555	$333,490
Working capital	211,890	327,825
Total assets	254,210	370,145
Ordinary shares	2	2
Additional paid-in capital	361,311	477,246
Total shareholders’ equity	232,642	348,577

The as adjusted information discussed above is illustrative only and will be revised based on the actual public offering price and other terms of our public offering determined at pricing. Each $1.00 increase or decrease in the assumed public offering price of $31.02 per ADS would increase or decrease the as adjusted amount of each of cash, working capital, total assets and total shareholders’ equity by $3.8 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of ADSs offered by us at the assumed public offering price would increase or decrease each of cash, working capital, total assets and total shareholders’ equity by $29.2 million.

RISK FACTORS

Investing in our ADSs involves a high degree of risk. Before you invest in our ADSs, you should carefully consider the following risks, as well as general economic and business risks, including those set forth under the heading “Risk Factors” in our Annual Report incorporated by reference herein, and all of the other information contained in this prospectus and in the documents incorporated by reference herein. Any of the following risks, including those discussed in the documents incorporated by reference herein, could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our ADSs to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained or incorporated by reference in this prospectus, including our financial statements and the related notes thereto. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely affect our business.

Risks Related to Our Business

The expected withdrawal of the United Kingdom from the European Union, commonly referred to as “Brexit,” may adversely impact our ability to obtain regulatory approvals of our product candidates in the European Union, result in restrictions or imposition of taxes and duties for importing our product candidates into the European Union, and may require us to incur additional expenses in order to develop, manufacture and commercialize our product candidates in the European Union.

In June 2016, a majority of the eligible members of the electorate in the United Kingdom voted to withdraw from the European Union in a national referendum, commonly referred to as ‘‘Brexit.’’ Pursuant to Article 50 of the Treaty on European Union, the United Kingdom will cease to be an EU Member State either on the effective date of a withdrawal agreement (entry into such a withdrawal agreement will require U.K. parliamentary approval) or, failing that, two years following the United Kingdom’s notification of its intention to leave the EU, referred to as the “Brexit Date,” unless the European Council (together with the United Kingdom) unanimously decides to extend the two year period. On March 29, 2017, the United Kingdom formally notified the European Council of its intention to leave the European Union. It is unclear how long it will take to negotiate a withdrawal agreement, but it appears likely that Brexit will continue to involve a process of lengthy negotiations between the United Kingdom and EU Member States to determine the future terms of the United Kingdom’s relationship with the European Union. For example, in March 2018, the United Kingdom reached a provisional agreement with the European Union, or the Withdrawal Agreement, on transitional arrangements following Brexit (which are intended to enable the United Kingdom to remain within the EU single market and customs union for a transitional period through 2020), but this Withdrawal Agreement needs to be formally agreed as part of the withdrawal arrangements currently under negotiation. Given that the Withdrawal Agreement has yet to be endorsed by the U.K. House of Commons, the United Kingdom is currently scheduled to leave the European Union without any withdrawal arrangements in place on April 12, 2019, following an extension to the Brexit Date previously granted by the European Council. The U.K. government is considering a number of options that may result in a further delay to the Brexit Date, including another vote on the Withdrawal Agreement by the U.K. House of Commons, a “softer” form of Brexit, whereby the United Kingdom would remain in certain of the EU regulatory frameworks or a possible second referendum on Brexit itself. Any of these options, if endorsed by the U.K. House of Commons, will likely cause a further delay to the Brexit Date beyond April 12, 2019.

Since a significant proportion of the regulatory framework in the United Kingdom applicable to our business and our product candidates is derived from EU directives and regulations, the withdrawal could materially impact the regulatory regime with respect to the development, manufacture, importation, approval and commercialization of our product candidates in the United Kingdom or the European Union. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent us from commercializing our product candidates in the United Kingdom or the European Union and restrict our ability to generate revenue and achieve and sustain profitability. In addition, we may be required to pay taxes or duties or be subjected to other hurdles in connection with the importation of our product candidates into the European Union, or we may incur expenses in establishing a manufacturing facility in the European Union in order to circumvent such hurdles. If any of these outcomes occur, we may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom or the European Union for our product candidates, or incur significant additional expenses to operate our business, which could significantly and materially harm or delay our ability to generate revenues or achieve profitability of our business. In the near term, there is a risk of disrupted import and export processes due to a lack of administrative processing capacity by the respective U.K. and EU customs agencies that may delay time-sensitive shipments and may negatively impact our product supply chain. Any further changes in international trade, tariff and import/export regulations as a result of Brexit or otherwise may impose unexpected duty costs or other non-tariff barriers on us. These developments, or the perception that any of them could occur, may significantly reduce global trade and, in particular, trade between the impacted nations and the United Kingdom. It is also possible that Brexit may negatively affect our ability to attract and retain employees, particularly those from the European Union.

Risks Related to this Offering and the Ownership of Our Securities

The trading price of our ADSs may be highly volatile, and you could lose all or part of your investment.

Prior to our initial public offering in June 2018, there was no public market for our ordinary shares or our ADSs. Although our ADSs are listed on the Nasdaq Global Select Market, we cannot assure you that an active trading market for our ADSs will continue to develop or be sustained. If an active market for our ADSs does not continue to develop or is not sustained, it may be difficult for investors to sell ADSs without depressing the market price for the ADSs or to sell the ADSs at all.

We completed our initial public offering in June 2018, and there has been a public market for the ADSs for only a short period of time. From June 22, 2018 to April 5, 2019, the closing price of our ADSs ranged from a high of $48.01 to a low of $20.86 per ADS. The trading price of our ADSs is likely to continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and in the “Risk Factors” section of our Annual Report, as well as market and industry factors, these factors include:

•	the commencement, enrollment or results of our planned and future clinical trials;

•	positive or negative results from, or delays in, testing and clinical trials by us, collaborators or competitors;

•	the loss of any of our key scientific or management personnel;

•	regulatory or legal developments in the United States, United Kingdom and other countries;

•	the success of competitive products or technologies;

•	adverse actions taken by regulatory agencies with respect to our clinical trials or manufacturers;

•	changes or developments in laws or regulations applicable to our product candidates and preclinical program;

•	changes to our relationships with collaborators, manufacturers or suppliers;

•	concerns regarding the safety of our product candidates or programmed T cells in general;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	potential acquisitions, financing, collaborations or other corporate transactions;

•	the results of our efforts to discover, develop, acquire or in-license additional product candidates;

•	the trading volume of our ADSs on the Nasdaq Global Select Market;

•	sales of our ADSs or ordinary shares by us, members of our senior management and directors or our shareholders or the anticipation that such sales may occur in the future;

•	general economic, political, and market conditions and overall fluctuations in the financial markets in the United States or the United Kingdom;

•	price and volume fluctuations of the listed securities of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•	investors’ general perception of us and our business; and

•	other events and factors, many of which are beyond our control.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from selling their ADSs at or above the price paid for the ADSs and may otherwise negatively affect the liquidity of our ADSs. In addition, the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Some companies that have experienced volatility in the trading price of their shares have been the subject of securities class action litigation. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms.

Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our business practices. Defending against litigation is costly and time-consuming and could divert our management’s attention and our resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of our ADSs.

If you purchase ADSs in this offering, you will suffer immediate dilution of your investment.

The public offering price of our ADSs is substantially higher than the adjusted net tangible book value per ADS. Therefore, if you purchase ADSs in this offering, you will pay a price per ADS that substantially exceeds our adjusted net tangible book value per ADS after this offering. Based on an assumed public offering price of $31.02 per ADS (which was the last reported sale price of our ADSs on the Nasdaq Global Select Market on April 5, 2019), you will experience immediate dilution of $23.12 per ADS, representing the difference between our adjusted net tangible book value per ADS after this offering and the public offering price per ADS. After this offering, we will also have outstanding options to purchase ordinary shares with exercise prices lower than the public offering price. To the extent these outstanding options are exercised, there will be further dilution to investors in this offering. For further information regarding the dilution resulting from this offering, see the section titled “Dilution” in this prospectus.

Future sales of our ADSs in the public market could cause our share price to decline and result in dilution of the percentage ownership of our ordinary shares.

As of December 31, 2018, 40,145,617 of our ordinary shares (including ordinary shares in the form of ADSs) were issued and outstanding. Sales of a substantial number of our ADSs in the public market, or the perception that these sales might occur, could depress the market price of our ADSs and could impair our ability to raise capital through the sale of additional equity securities. A substantial number of our shares are generally freely tradable, subject, in the case of sales by our affiliates, to the volume limitations and other provisions of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Additionally, in connection with this offering, each of the members of our senior management and board of directors, as well as certain significant shareholders, have signed lock-up agreements which will expire 90 days from the date of the final prospectus. There are certain exceptions to these lock-up arrangements. See “Underwriting” and “Shares and ADSs Eligible for Future Sale” for additional information. If beneficial holders of a significant amount of our ADSs sell, or indicate an intent to sell, substantial amounts of our ADSs in the public market, the trading price of our ADSs could decline significantly. Such sales may also result in material dilution to our existing holders of ADSs or ordinary shares, and new investors could gain rights, preferences and privileges senior to those of holders of our ADSs or ordinary shares.

We have filed a registration statement on Form S-8 under the Securities Act to register ordinary shares subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. In addition, in the future, we may issue ordinary shares or other securities if we need to raise additional capital. The number of new ordinary shares, or securities convertible into our ordinary shares, issued in connection with raising additional capital could represent a material portion of our then-outstanding ordinary shares.

Additionally, the holders of an aggregate of approximately 15.8 million of our ordinary shares, or their transferees, have rights, subject to some conditions, to require us to file one or more registration statements covering their ADSs or ordinary shares or to include their ADSs or ordinary shares in registration statements that we may file for ourselves or other shareholders following the expiration of the initial public offering lock-up period. If we were to register the resale of these ADSs or ordinary shares, they could be freely sold in the public market. If these additional ADSs or ordinary shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our ADSs could decline.

Our independent registered public accounting firm previously identified a material weakness in our internal control over financial reporting. We or they may identify further material weaknesses in our internal control over financial reporting. If we do not remediate material weaknesses or are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected, which may adversely affect our business, investor confidence and the market value for our ADSs for future fiscal periods.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in the course of auditing our financial statements as of and for the years ended September 30, 2017 and 2016 in preparation for our initial public offering, our independent registered public accounting firm identified a material weakness related to our financial statement closing process. This material weakness primarily related to our lack of controls over the review of new complex accounting issues involving significant judgment or estimates in the financial statement closing process, and insufficient management review controls over identifying the accounting impact of changes to contractual arrangements in the financial statement closing process, including the impact on our financial statements and disclosures.

Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis. This finding related to our lack of sufficient accounting and finance personnel and our lack of appropriate procedures and controls over the preparation of our financial statements, including sufficient financial statement close process controls as well as overall review procedures of the financial statements and disclosures.

In response to the material weakness, we hired a full-time Chief Financial Officer in June 2018. In addition, we have hired and intend to continue to hire additional finance and accounting personnel with appropriate expertise to perform specific functions, and design and implement improved processes and internal controls, build our financial management and reporting infrastructure and further develop and document our accounting policies and financial reporting procedures, including ongoing senior management review and audit committee oversight. We believe the finance and accounting personnel we hired have the required skills and capabilities; however, because they joined us near the end of our fiscal year ended September 30, 2018, their ability in the short term to gain direct knowledge of our business, transactions and contracts was limited.

Although we have made significant progress to enhance our in-house accounting and finance function, in connection with the audit of our financial statements as of and for the year ended September 30, 2018 and the audit of our financial statements for the transition period from October 1, 2018 to December 31, 2018, our independent registered public accounting firm concluded that the material weakness had not yet been fully remediated as of September 30, 2018 or December 31, 2018. We expect to incur additional costs in the coming year in order to fully remediate this weakness, primarily personnel costs and external consulting fees. We cannot assure you that such measures will be sufficient to fully remediate the control deficiencies that led to the material weakness in our internal control over financial reporting or to avoid potential future material weaknesses.

If we are unable to successfully remediate our existing or any future material weakness in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected. If we are unable to maintain effective internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results in future periods, or report them within the timeframes required by the requirements of the SEC, Nasdaq or the Sarbanes-Oxley Act. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in identification of additional material weaknesses or significant deficiencies, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Furthermore, if we cannot provide reliable financial reports, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

If we fail to implement and maintain effective internal controls over financial reporting, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to reporting obligations under U.S. securities laws, including the Sarbanes-Oxley Act of 2002. Section 404(a) of the Sarbanes-Oxley Act, or Section 404(a), requires that, beginning with our second annual report following our initial public offering, management assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. We expect our first Section 404(a) assessment will take place for our annual report for the fiscal year ending December 31, 2019. Although Section 404(b) of the Sarbanes-Oxley Act, or Section 404(b), requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently, will not be required to comply with SEC rules that implement Section 404(b) until such time as we are no longer an emerging growth company.

The presence of material weaknesses could result in financial statement errors which, in turn, could lead to errors in our financial reports or delays in our financial reporting, which could require us to restate our operating results or result in our auditors issuing a qualified audit report. In order to establish, maintain and improve effective disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. Developing, implementing and testing changes to our internal control may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in establishing and maintaining adequate internal controls.

If either we are unable to conclude that we have effective internal control over financial reporting or, at the appropriate time, our independent auditors are unwilling or unable to provide us with an unqualified report on the effectiveness of our internal control over financial reporting as required by Section 404(b), investors may lose confidence in our operating results, the price of our ADSs could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404, we may not be able to remain listed on Nasdaq.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Our management will have broad discretion in the application of our cash, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ADSs. The failure by our management to apply these funds effectively could result in financial losses that could have a negative impact on our business, cause the price of our ADSs to decline and delay the development of our product candidates and preclinical program. Pending their use, we may invest our cash, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” for additional information.

Raising additional capital may cause dilution to our holders, including purchasers of our ADSs in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through any or a combination of securities offerings, debt financings, license and collaboration agreements and research grants. If we raise capital through securities offerings, such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our ADSs or ordinary shares.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing and preferred equity financing, if available, could result in fixed payment obligations, and we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. In addition, we could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable. If we raise funds through research grants, we may be subject to certain requirements, which may limit our ability to use the funds or require us to share information from our research and development. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to a third party to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Raising additional capital through any of these or other means could adversely affect our business and the holdings or rights of our shareholders, and may cause the market price of our ADSs to decline.

Concentration of ownership of our ordinary shares among our existing senior management, directors and principal shareholders may prevent new investors from influencing significant corporate decisions and matters submitted to shareholders for approval.

As of March 31, 2019, members of our senior management, directors and current beneficial owners of 5% or more of our ordinary shares and their respective affiliates beneficially owned, in the aggregate, approximately 75% of our outstanding ordinary shares (including ordinary shares in the form of ADSs). This concentration of ownership may harm the market price of our ADSs by:

•	delaying, deferring, or preventing a change in control;

•	entrenching our management and/or the board of directors;

•	impeding a merger, consolidation, takeover, or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

In addition, some of these persons or entities may have interests different than yours. For example, because many of these shareholders purchased their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other shareholders.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under English law. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of our ADSs, are governed by English law, including the provisions of the U.K. Companies Act 2006, or the Companies Act, and by our articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See the section titled “Description of Share Capital and Articles of Association—Differences in Corporate Law” in this prospectus for a description of the principal differences between the provisions of the Companies Act applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise their right to vote.

Holders of the ADSs do not have the same rights as our shareholders and in accordance with the provisions of the deposit agreement, will not be able to exercise voting rights attaching to the ordinary shares evidenced by the ADSs on an individual basis. The depositary or its nominee will act as the representative for the holders of the ADSs and will exercise the voting rights attached to the ordinary shares represented by the ADSs. Holders of our ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that they, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Furthermore, the depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise voting rights and may lack recourse if their ADSs are not voted as requested. In addition, holders of our ADSs will not be able to call a shareholders’ meeting.

You may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

Although we do not have any present plans to declare or pay any dividends, in the event we declare and pay any dividend, the depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to register under U.S. securities laws any offering of ADSs, ordinary shares or other securities received through such distributions. We also have no obligation to take any other action to permit distribution on the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have an adverse effect on the value of your ADSs.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. If the depositary does not distribute the rights, it may, under the deposit agreement, either sell them, if possible, or allow them to lapse. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

Because we do not anticipate paying any cash dividends on our ADSs in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in our ADSs to provide dividend income. Under current English law, a company’s accumulated realized profits must exceed its accumulated realized losses (on a non-consolidated basis) before dividends can be paid. Therefore, we must have distributable profits before issuing a dividend. We have never declared or paid a dividend on our ordinary shares in the past, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, on our ADSs will be your sole source of gains for the foreseeable future. Investors seeking cash dividends should not purchase our ADSs in this offering.

If we are a passive foreign investment company following this offering, there could be adverse U.S. federal income tax consequences to U.S. Holders.

Under the Internal Revenue Code of 1986, as amended, or the Code, we will be a passive foreign investment company, or PFIC, for any taxable year in which (1) 75% or more of our gross income consists of passive income or (2) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. In addition, for purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets and received directly its proportionate share of the income of such other corporation. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in the section titled “Material Income Tax Considerations—Material U.S. Federal Income Tax Considerations for U.S. Holders” herein) holds our ADSs, the U.S. Holder may be subject to adverse tax consequences regardless of whether we continue to qualify as a PFIC, including ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements.

We do not believe we were a PFIC for our taxable year ended September 30, 2018 or our transition period ended December 31, 2018. Based on our current estimates of expected gross assets and income, we do not believe we will be a PFIC for our taxable year ending December 31, 2019. However, no assurances regarding our PFIC status can be provided for any past, current or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares or ADSs from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by how, and how quickly, we spend the cash we raise in any offering. Our U.S. counsel expresses no opinion with respect to our PFIC status for our taxable year ended September 30, 2018 or our transition period ended December 31, 2018, and also expresses no opinion with regard to our expectations regarding our PFIC status in the future.

If we are a PFIC, U.S. Holders (as defined in the section titled “Material Income Tax Considerations—Material U.S. Federal Income Tax Considerations for U.S. Holders” herein) of our ADSs would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. For further discussion of the PFIC rules and the adverse U.S. federal income tax consequences in the event we are classified as a PFIC, see the section titled “Material Income Tax Considerations—Material U.S. Federal Income Tax Considerations for U.S. Holders” in this prospectus.

If a United States person is treated as owning at least 10% of our ordinary shares, including ordinary shares represented by ADSs, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, including ordinary shares represented by ADSs, such U.S. Holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any). Because our group includes at least one U.S. subsidiary (Autolus Inc.), certain of our non-U.S. subsidiaries may be treated as controlled foreign corporations (regardless of whether Autolus Therapeutics plc is treated as a controlled foreign corporation). A United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. We cannot provide any assurances that we will assist investors in determining whether any of our non-U.S. subsidiaries, if any, are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations. Further, we cannot provide any assurances that we will furnish to any U.S. shareholder information that may be necessary to comply with the reporting and tax paying obligations discussed above. Failure to comply with these reporting obligations may subject you to significant monetary penalties and may prevent the statute of limitations with respect to your U.S. federal income tax return for the year for which reporting was due from starting. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in our ADSs.

Future changes to tax laws could materially adversely affect our company and reduce net returns to our shareholders.

The tax treatment of the company is subject to changes in tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, as well as tax policy initiatives and reforms related to the Organisation for Economic Co-Operation and Development’s, or OECD, Base Erosion and Profit Shifting, or BEPS, Project, the European Commission’s state aid investigations and other initiatives.

Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders, and increase the complexity, burden and cost of tax compliance.

In addition, on December 22, 2017, President Trump signed legislation that significantly revised the Internal Revenue Code of 1986, as amended. The U.S. federal income tax law, among other things, contained significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the federal tax law. The impact of this tax reform on holders of our ADSs is also uncertain and could be adverse. We urge you to consult with your legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our ADSs.

Tax authorities may disagree with our positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non-realization of expected benefits.

A tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, Her Majesty’s Revenue & Customs, or HMRC, the U.S. Internal Revenue Service or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a ‘‘permanent establishment’’ under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.

We may be unable to use U.K. carryforward tax losses to reduce future tax payments or benefit from favorable U.K. tax legislation.

As a U.K. resident trading entity, we are subject to U.K. corporate taxation. Due to the nature of our business, we have generated losses since inception. As of December 31, 2018, we had cumulative carryforward tax losses of $46.2 million. Subject to any relevant restrictions (including those that limit the percentage of profits that can be reduced by carried forward losses and those that can restrict the use of carried forward losses where there is a change of ownership of more than half the ordinary shares of the company and a major change in the nature, conduct or scale of the trade), we expect these to be available to carry forward and offset against future operating profits. As a company that carries out extensive research and development activities, we benefit from the U.K. research and development tax credit regime under the scheme for small and medium-sized enterprises, or SMEs, and also claim a Research and Development Expenditure Credit, or RDEC, to the extent that our projects are grant funded. Under the SME scheme, we are able to surrender some of our trading losses that arise from our qualifying research and development activities for a cash rebate of up to 33.35% of such qualifying research and development expenditures. The net tax benefit of the RDEC is expected to be 9.7% in the year ending December 31, 2019. Qualifying expenditures largely are comprised of employment costs for research staff, consumables, outsourced CRO costs and utilities costs incurred as part of research projects. Specified subcontracted qualifying research expenditures are eligible for a cash rebate of up to 21.67%.

In the event we generate revenues in the future, we may benefit from the U.K. “patent box” regime that allows profits attributable to revenues from patents or patented products to be taxed at an effective rate of 10%. We are the exclusive licensee or owner of one patent and several patent applications which, if issued, would cover our product candidates, and accordingly, future upfront fees, milestone fees, product revenues and royalties could be taxed at this tax rate. When taken in combination with the enhanced relief available on our research and development expenditures, we expect a long-term lower effective rate of corporation tax to apply to us. A policy paper was published on October 29, 2018 setting out HMRC’s intention from April 2020 to cap the amount of cash rebate that a qualifying loss-making business can receive in any one year under the research and development tax credit regime for SMEs at three times the company’s total liability for National Insurance contributions and income tax under the Pay As You Earn system. In addition, if there are unexpected adverse changes to the U.K. research and development tax credit regime or the “patent box” regime, or for any reason we are unable to qualify for such advantageous tax legislation, or we are unable to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments, our business, results of operations, and financial condition may be adversely affected.

We will incur significantly increased costs and demands upon management as a result of being a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company listed in the United States, we have begun to incur and will continue to incur significant legal, accounting and other expenses that we did not incur previously. These expenses will likely be even more significant after we no longer qualify as an emerging growth company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies in the United States, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to maintain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our ADSs may be less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until we are no longer an emerging growth company. We could be an emerging growth company until December 31, 2023, although circumstances could cause us to lose that status earlier, including if the aggregate market value of our ordinary shares, including ordinary shares represented by ADSs, held by non-affiliates exceeds $700 million as of the end of our second fiscal quarter before that time, in which case we would no longer be an emerging growth company as of the following December 31st (the last day of our fiscal year). We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and the price of our ADSs may be more volatile.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a foreign private issuer, we are permitted to follow, and do follow, certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices as opposed to those requirements that would otherwise be required by the Nasdaq Stock Market for domestic U.S. issuers. Following our home country governance practices allows us to follow English corporate law and the Companies Act with regard to certain corporate governance matters as opposed to the requirements that would otherwise apply to U.S. companies listed on Nasdaq may provide less protection to our shareholders than what is accorded to investors under the Nasdaq rules applicable to domestic U.S. issuers.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. Our officers, directors and principal shareholders are also exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we are exempt from filing quarterly reports with the SEC under the Exchange Act. We also intend to continue to follow English corporate governance practices in lieu of the following corporate governance requirements of Nasdaq: (i) disclosure requirement within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers and (ii) requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of option plans. Moreover, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information, although we have voluntarily adopted a corporate disclosure policy substantially similar to Regulation FD. These exemptions and leniencies will reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2019. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status.

If we lose our foreign private issuer status on this determination date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on January 1, 2020, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we do not currently incur as a foreign private issuer, as well as increased accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

Shareholder protections found in provisions under the U.K. City Code on Takeovers and Mergers, or the Takeover Code, will apply if our place of management and control remains in the United Kingdom.

We believe that, as of the date of this prospectus, our place of central management and control is in the United Kingdom for the purposes of the jurisdictional criteria of the Takeover Code. Accordingly, we believe that we are currently subject to the Takeover Code and, as a result, our shareholders are currently entitled to the benefit of certain takeover offer protections provided under the Takeover Code, including the rules regarding mandatory takeover bids.

The Takeover Code provides a framework within which takeovers of companies are regulated and conducted. The Takeover Panel may, at any relevant time, review our place of central management and control based on the jurisdictional criteria of the Takeover Code, and their assessment as to jurisdiction may or may not change. Absent a relevant event occurring under the Takeover Code, it is unlikely that the Takeover Panel would reassess jurisdiction in the interim. It is feasible that, in the future, due to the board’s composition, location of board meetings, changes in the Takeover Panel’s interpretation of the Takeover Code or other events, the Takeover Panel’s assessment of its jurisdiction regarding and applicability of the Takeover Code to the company may change.

The following is a brief summary of some of the most important rules of the Takeover Code:

•

When either (i) a person, together with persons acting in concert with him, acquires, whether by a series of transactions over a period of time or not, an interest in shares which (when taken together with shares in which persons acting in concert with him are interested) carry 30% or more of the voting rights of a company (which percentage is treated by the Takeover Code as the level at which effective control is obtained); or (ii) any person who, together with persons acting in concert with him, is interested in shares which in the aggregate carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with him, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested, such person must make a cash offer to all other shareholders at not less than the highest price paid by the person required to make an offer or any person acting in concert with him during the 12 months before the offer was announced.

•

If an offer has been made for a company and interests in shares carrying 10% or more of the voting rights of a class have been acquired by the offeror (i.e., a bidder) in the offer period and the previous 12 months, the offer must include a cash alternative for all shareholders of that class at the highest price paid by the offeror in that period. Further, if an offeror acquires for cash any interest in shares during the offer period, a cash alternative must be made available at a price at least equal to the price paid for such shares.

•

If, after making an offer for a company, the offeror acquires an interest in shares in an offeree company (i.e., a target) at a price higher than the value of the offer, the offer must be increased accordingly.

•

An offeree company must appoint a competent independent adviser whose advice on the financial terms of the offer must be made known to all the shareholders, together with the opinion of the board of directors of the offeree company.

•	Favorable deals for selected shareholders are banned.

•	Those issuing takeover circulars must include statements taking responsibility for the contents thereof.

•	Profit forecasts, quantified financial benefits statements and asset valuations must be made to specified standards and must be reported on by professional advisers.

•	Misleading, inaccurate or unsubstantiated statements made in documents or to the media must be publicly corrected immediately.

•

Actions during the course of an offer by the offeree company, which might frustrate the offer are generally prohibited unless shareholders approve these plans. Stringent requirements are laid down for the disclosure of dealings in relevant securities during an offer.

Employees of both the offeror and the offeree company and the trustees of the offeree company’s pension scheme must be informed about an offer. In addition, the offeree company’s employee representatives and pension scheme trustees have the right to have a separate opinion on the effects of the offer on employment appended to the offeree board of directors’ circular or published on a website.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under the laws of England and Wales, conduct most of our operations outside the United States and most of our directors and senior management reside outside the United States.

We are incorporated and have our registered office in, and are currently existing under the laws of, England and Wales. In addition, most of our tangible assets are located, and most of our senior management and directors reside, outside of the United States. As a result, it may not be possible to serve process within the United States on certain directors or us or to enforce judgments obtained in U.S. courts against such directors or us based on civil liability provisions of the securities laws of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the United Kingdom. In addition, uncertainty exists as to whether English courts would entertain original actions brought in the United Kingdom against us or our directors or senior management predicated upon the securities laws of the United States or any state in the United States. Any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by English courts as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that certain requirements are met.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is subject to determination by the court making such decision. If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement.

As a result, U.S. investors may not be able to enforce against us or certain of our directors any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

As an English public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure.

On June 18, 2018, we altered the legal status of our company under English law from a private limited company by re-registering as a public limited company and changing our name from Autolus Therapeutics Limited to Autolus Therapeutics plc. English law provides that a board of directors may only allot shares (or rights to subscribe for or convertible into shares) with the prior authorization of shareholders, such authorization stating the aggregate nominal amount of shares that it covers and valid for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. We have obtained authority from our shareholders to allot additional shares for a period of five years from June 2018 (being the date on which we adopted our articles of association containing the relevant authorization), which authorization will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

English law also generally provides shareholders with preemptive rights when new shares are issued for cash. However, it is possible for the articles of association, or for shareholders to pass a special resolution at a general meeting, being a resolution passed by at least 75% of the votes cast, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder special resolution, if the disapplication is by shareholder special resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). We have obtained authority from our shareholders to disapply preemptive rights for a period of five years from June 2018, which disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

English law also generally prohibits a public company from repurchasing its own shares without the prior approval of shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and other formalities. Such approval may be for a maximum period of up to five years.

Our articles of association designates that the U.S. federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Our articles of association provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Recently, the Court of Chancery of the State of Delaware issued an opinion invalidating similar federal district court exclusive forum provisions included in the certificates of incorporations of certain companies incorporated in Delaware. If a court were to find the choice of forum provision contained in our articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our results of operations and financial condition.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, the price and trading volume of our ADSs could decline.

The trading market for our ADSs is influenced by the research and reports that equity research analysts publish about us and our business. As a newly public company, we have only limited research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our ADSs, and such lack of research coverage may adversely affect the market price of our ADSs. Even if we have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our ADSs could decline if one or more equity research analysts downgrade our ADSs or issue other unfavorable commentary or research about us. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our ADSs could decrease, which in turn could cause the trading price or trading volume of our ADSs to decline.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when deemed necessary or advisable by it in good faith in connection with the performance of its duties or at our reasonable written request, subject in all cases to compliance with applicable U.S. securities laws. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include, but are not limited to, statements about:

•

the development of our product candidates, including statements regarding the timing of initiation, completion and the outcome of clinical studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•

our ability to advance our product candidates into, and successfully complete, clinical trials and specifically, pivotal safety and efficacy trials, including statements regarding whether or not planned trials will be considered pivotal trials by regulatory authorities;

•

our ability to obtain and maintain regulatory approval of our product candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•	our ability to license additional intellectual property relating to our product candidates from third parties and to comply with our existing license agreement;

•	our plans to research, develop, manufacture and commercialize our product candidates;

•	the timing of our regulatory filings for our product candidates, along with regulatory developments in the United States, European Union and other foreign countries;

•

the size and growth potential of the markets for our product candidates, if approved, and the rate and degree of market acceptance of our product candidates, including reimbursement that may be received from payors;

•	our ability to raise additional capital;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our expectations regarding our ability to obtain and maintain intellectual property protection;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	the scalability and commercial viability of our manufacturing methods and processes;

•	the success of competing therapies that are or may become available;

•	whether we are classified as a PFIC for current and future periods;

•	matters relating to Brexit;

•	our estimates regarding future expenses, revenues and needs for additional financing and the accuracy thereof; and

•	our expected use of proceeds from this offering.

You should refer to the important factors in the cautionary statements included in this prospectus and in the other documents incorporated herein, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 4,000,000 ADSs in this offering will be approximately $115.9 million, or $133.4 million if the underwriters exercise their option to purchase additional ADSs in full, based on an assumed public offering price of $31.02 per ADS (the last reported sale price of our ADSs on the Nasdaq Global Select Market on April 5, 2019) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed public offering price of $31.02 per ADS, the last reported sale price of our ADSs on the Nasdaq Global Select Market on April 5, 2019, would increase (decrease) the net proceeds to us from this offering by $3.8 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 1,000,000 in the number of ADSs we are offering would increase (decrease) the net proceeds to us from this offering by $29.2 million, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

As of December 31, 2018, we had cash of $217.5 million. We currently intend to use the net proceeds from this offering, together with our existing cash, as follows:

•

approximately $125.0 million to continue clinical development of AUTO1 in adult ALL, including to initiate and conduct a pivotal clinical trial, and to complete the proof-of-concept phases of our Phase 1/2 clinical trials of AUTO3 in pediatric ALL and DLBCL, AUTO2 in multiple myeloma and AUTO4 in peripheral T-cell lymphoma, and advance these clinical-stage programs through later phases of clinical development;

•

approximately $30.0 million to fund non-clinical development activities to support investigational new drug applications and/or clinical trial applications for AUTO2 NG, AUTO3 NG and AUTO5, our earlier-stage hematological programs, as well as for AUTO6 NG and AUTO7, our product candidates targeting solid tumor indications, as well as the advancement of these pre-clinical product candidates through the initial dose escalation stage of their respective Phase 1/2 trials, and continued research and development activities to further expand our T cell programming technologies and develop future product candidates and follow-on versions of our more advanced product candidates;

•	approximately $75.0 million to fund our manufacturing activities to support our ongoing and future clinical trials and potential commercial launch; and

•

the balance for other general corporate purposes, including general and administrative expenses, development of our commercial infrastructure, including activities related to a potential commercial launch, and working capital.

Based on our current operational plans and assumptions, we expect that the net proceeds from this offering, combined with our current cash, will be sufficient to fund operations into the second half of 2021, but that we will need to raise additional capital in order to develop and commercialize our product candidates, including any potential future trials that may be required by regulatory authorities. Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above. We believe opportunities may exist from time to time to expand our current business through the acquisition or in-license of complementary product candidates or programming technologies. While we have no current agreements for any specific acquisitions or in-licenses at this time, we may use a portion of the net proceeds for these purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials, the potential for achieving accelerated regulatory approval and the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

Pending these uses, we plan to invest these net proceeds in short-term, interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our operations.

DIVIDEND POLICY

We have never declared or paid a dividend, and we do not anticipate declaring or paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. See the section titled “Risk Factors—Risks Related to this Offering and the Ownership of our Securities” for more information.

Under current English law, among other things, a company’s accumulated realized profits must exceed its accumulated realized losses (on a non-consolidated basis) before dividends can be paid. Accordingly, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated realized profits that have not been previously distributed or capitalized less our accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2018 on:

•	an actual basis; and

•

an as adjusted basis to give effect to the sale of 4,000,000 ADSs in this offering at an assumed public offering price of $31.02 per ADS, which was the last reported sale price of our ADSs on the Nasdaq Global Select Market on April 5, 2019.

You should read this information together with our audited consolidated financial statements and related notes incorporated by reference in this prospectus and the information set forth under the sections titled “Selected Financial Data” and “Use of Proceeds” in this prospectus, and the section titled “Operating and Financial Review and Prospects” included in our Annual Report and Transition Report, each incorporated herein by reference.

	As of December 31, 2018
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash (including restricted cash)	$217,555	$333,490

Shareholders’ equity:
Ordinary shares, $0.000042 par value; 200,000,000 shares authorized, 40,145,617 shares issued and outstanding, actual; 200,000,000 shares authorized, 44,145,617 shares issued and outstanding, as adjusted	2	2
Deferred shares, £0.00001 par value; 34,425 shares authorized, issued and outstanding	—	—
Deferred B shares, £0.00099 par value; 88,893,548 shares authorized, issued and outstanding	118	118
Deferred C shares, £0.000001 par value; 1 share authorized, issued and outstanding	—	—
Additional paid-in capital	361,311	477,246
Accumulated other comprehensive loss	(15,488)	(15,488)
Accumulated deficit	(113,301)	(113,301)

Total shareholders’ equity	232,642	348,577

Total capitalization	$232,642	$348,577

Each $1.00 increase or decrease in the assumed public offering price of $31.02 per ADS would increase or decrease each of as adjusted cash, total shareholders’ equity and total capitalization by $3.8 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase or decrease of 1.0 million ADSs in the aggregate number of ADSs offered by us would increase or decrease each of as adjusted cash, total shareholders’ equity and total capitalization by $29.2 million, assuming that the assumed public offering price remains the same. The as adjusted information discussed above is illustrative only and will depend on the actual public offering price, the actual number of ADSs offered by us and other terms of this offering determined at pricing.

The number of ordinary shares outstanding in the table above does not include:

•	1,430,667 ordinary shares issuable upon the exercise of share options outstanding under our 2017 Plan as of December 31, 2018, at a weighted average exercise price of $5.04 per share;

•	2,280,607 ordinary shares issuable upon the exercise of share options outstanding under our 2018 Plan as of December 31, 2018, at a weighted average exercise price of $28.15 per share; and

•	2,606,862 ordinary shares authorized for future issuance under our 2018 Plan as of December 31, 2018.

DILUTION

If you invest in our ADSs in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per ADS in this offering and the as adjusted net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per ADS is substantially in excess of the net tangible book value per ADS. As of December 31, 2018, we had a historical net tangible book value of $232.6 million, or $5.80 per ordinary share (equivalent to $5.80 per ADS). Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of ordinary shares outstanding on December 31, 2018.

After giving effect to the sale of 4,000,000 ADSs in this offering at an assumed public offering price of $31.02 per ADS, which was the last reported sale price of our ADSs on the Nasdaq Global Select Market on April 5, 2019, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at December 31, 2018 would have been $7.90 per ordinary share (equivalent to $7.90 per ADS). This represents an immediate increase in as adjusted net tangible book value of $2.10 per ADS to existing investors and immediate dilution of $23.12 per ADS to new investors attributable to this offering. The following table illustrates this dilution to new investors purchasing ADSs in this offering on a per ADS basis:

Assumed public offering price per ADS		$31.02
Historical net tangible book value per ADS as of December 31, 2018	$5.80
Increase attributable to new investors purchasing ADSs in this offering	2.10

As adjusted net tangible book value per ADS as of December 31, 2018		7.90

Dilution per share to new investors purchasing ADSs in this offering		$23.12

If the underwriters exercise their option to purchase additional ADSs in full, the as adjusted net tangible book value per ADS after the offering would be $8.18, the increase in net tangible book value per ADS to existing shareholders would be $2.39 and the immediate dilution in net tangible book value per ADS to new investors in this offering would be $22.84.

The table and discussion above exclude:

•	1,430,667 ordinary shares issuable upon the exercise of share options outstanding under our 2017 Plan as of December 31, 2018, at a weighted average exercise price of $5.04 per share;

•	2,280,607 ordinary shares issuable upon the exercise of share options outstanding under our 2018 Plan as of December 31, 2018, at a weighted average exercise price of $28.15 per share; and

•	2,606,862 ordinary shares authorized for future issuance under our 2018 Plan as of December 31, 2018.

To the extent that outstanding options are exercised, new options are issued under our 2018 Plan, or we issue additional ordinary shares or ADSs in the future, there will be further dilution to investors participating in this offering.

SELECTED FINANCIAL DATA

The following tables present our selected financial data for the periods indicated. We derived the selected statement of operations and comprehensive loss data for the fiscal years ended September 30, 2016, 2017 and 2018 and the selected balance sheet data as of September 30, 2016, 2017 and 2018 from our audited financial statements included in our Annual Report. We derived the selected statement of operations and comprehensive loss data for the three months ended December 31, 2018 and the summary balance sheet data as of December 31, 2018 from our audited financial statements included in the Transition Report. We derived the selected statement of operations and comprehensive loss data for the three months ended December 31, 2017 from our unaudited condensed comparative financial information. We prepare our financial statements in accordance with U.S. GAAP, as issued by the FASB.

Our historical results are not necessarily indicative of our future results. You should read this data in conjunction with our consolidated financial statements, related notes and the information under the captions “Operating and Financial Review and Prospects,” in each case incorporated by reference herein from our Annual Report or Transition Report, as applicable.

Our functional currency is the pound sterling. However, for financial reporting purposes, our financial statements, which are prepared using the functional currency, have been translated into U.S. dollars, which is our reporting currency. Our assets and liabilities are translated at the exchange rates at the balance sheet date, our revenue and expenses are translated at average exchange rates and shareholders’ equity is translated based on historical exchange rates. Translation adjustments are not included in determining net income (loss) but are included in foreign exchange translation adjustment to other comprehensive loss, a component of shareholders’ equity.

Foreign currency transactions in currencies different from the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recorded in general and administrative expense in the statement of operations and comprehensive loss.

	Year Ended September 30,			Three Months Ended December 31,
	2016	2017	2018	2017	2018
	(in thousands, except share and per share data)
Statement of Operations and Comprehensive Loss Data:
Grant income	$1,212	$1,693	$1,407	$231	$296
Operating expenses:
Research and development	(10,436)	(16,012)	(36,150)	(5,564)	(17,713)
General and administrative	(5,152)	(9,099)	(22,790)	(3,084)	(7,593)

Total operating expenses, net	(14,376)	(23,418)	(57,533)	(8,417)	(25,010)
Other income (expense):
Interest income	75	84	1,532	181	660
Other (expense) income	(26)	(46)	3,970	(685)	1,097

Total other income (expense), net	49	38	5,502	(504)	1,757

Net loss before income tax	(14,327)	(23,380)	(52,031)	(8,921)	(23,253)
Income tax benefit	1,777	3,653	7,280	1,397	2,605

Net loss	$(12,550)	(19,727)	(44,751)	(7,524)	(20,648)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(2,942)	802	(6,071)	2,556	(5,568)

Total comprehensive loss	$(15,492)	$(18,925)	$(50,822)	(4,968)	(26,216)

Basic and diluted net loss per ordinary share	$(1.26)	$(1.43)	$(1.42)	$(0.26)	$(0.52)

Weighted-average basic and diluted ordinary shares	9,933,399	13,783,222	31,557,034	28,711,404	39,366,634

	As of September 30,			As of December 31,
	2016	2017	2018	2018
	(in thousands)
Balance Sheet Data:
Cash and restricted cash	$28,059	$137,070	$247,089	$217,555
Working capital	28,191	137,449	242,139	211,890
Total assets	34,180	148,662	273,205	254,210
Ordinary shares	—	1	2	2
Additional paid-in capital	63,513	194,351	357,918	361,311
Total shareholders’ equity	30,687	142,601	255,465	232,642

MANAGEMENT

The following table sets forth information regarding our senior management and directors, including their ages as of March 31, 2019.

NAME	AGE	POSITION(S)
Senior Management:

Christian Itin, Ph.D.	54	Chief Executive Officer and Chairman of the Board of Directors
Andrew Oakley	56	Senior Vice President, Chief Financial Officer
Martin Pulé, MBBS	46	Senior Vice President, Founder, Chief Scientific Officer and Director
Muhammad Al-Hajj, Ph.D.	48	Senior Vice President, Translational Sciences
Jim Faulkner, Ph.D.	53	Senior Vice President, Head of Product Delivery
Vijay Peddareddigari, M.D.	47	Senior Vice President, Chief Medical Officer
Christopher Vann	54	Senior Vice President, Chief Operating Officer
Matthias Alder	54	Senior Vice President, Chief Business Officer and Company Secretary
Neil Bell	61	Senior Vice President, Head of Clinical Operations
Adam Hacker	49	Senior Vice President for Regulatory Affairs and Quality

Non-Executive Directors:

Joseph Anderson, Ph.D.	59	Director
Linda Bain	48	Director
John Berriman	70	Director
Cynthia Butitta	64	Director
Kapil Dhingra, M.D.	59	Director
Martin Murphy, Ph.D.	50	Director

There are no family relationships among any of our directors and members of senior management. The business address of each of our directors and members of senior management is c/o Autolus Therapeutics plc, Forest House, 58 Wood Lane, White City, London W12 7RZ, United Kingdom.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of March 31, 2019, for:

•	each beneficial owner of 5% or more of our outstanding ordinary shares;

•	each of our directors and each member of our senior management; and

•	all of our directors and senior management as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of March 31, 2019. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. The percentage ownership information shown in the column titled “Before Offering” in the table is based on 40,147,441 ordinary shares outstanding (including ordinary shares in the form of ADSs) as of March 31, 2019. The percentage ownership information shown in the column titled “After Offering” in the table is based on 44,147,441 ordinary shares outstanding after this offering, assuming the sale of 4,000,000 ADSs by us in this offering, and no exercise of the underwriters’ option to purchase additional ADSs.

Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Except as otherwise indicated, the addresses of the persons listed in the table is c/o Autolus Therapeutics plc, 58 Wood Lane, White City, London W12 7RZ, United Kingdom.

As of March 31, 2019, assuming that all of our ordinary shares represented by ADSs are held by residents of the United States other than the ADSs held by Syncona Portfolio Limited, entities affiliated with Woodford and Arix Bioscience Holdings Limited, we estimate that approximately 23% of our outstanding ordinary shares (including ordinary shares underlying ADSs) were held in the United States by four holders of record. The actual number of holders is greater, as the number of record holders does not include beneficial owners whose ordinary shares are held in street name by brokers and other nominees. This number of holders of record also does not include holders whose shares may be held in trust by other entities.

NAME OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	PERCENTAGE OF ORDINARY SHARES BENEFICIALLY OWNED (%)
		BEFORE OFFERING	AFTER OFFERING
5% or Greater Shareholders:
Syncona Portfolio Limited(1)	13,592,098	33.9%	30.8%
Entities affiliated with Woodford(2)	10,717,359	26.7	24.3
Arix Bioscience Holdings Limited(3)	3,161,535	7.9	7.2

Senior Management and Directors:
Christian Itin, Ph.D.(4)	1,107,217	2.8	2.5
Andrew Oakley	—	—	—
Martin Pulé, MBBS(5)	712,477	1.8	1.6
Muhammad Al-Hajj, Ph.D.(6)	59,326	*	*
Jim Faulkner, Ph.D.(7)	153,877	*	*
Vijay Peddareddigari, M.D.(8)	154,996	*	*
Christopher Vann(9)	125,947	*	*
Matthias Alder(10)	139,324	*	*
Neil Bell(11)	58,047	*	*
Adam Hacker	—	—	—
Joseph Anderson, Ph.D.(12)	3,165,701	7.9	7.2
Linda Bain(6)	4,166	*	*
John Berriman(13)	145,402	*	*
Cynthia Butitta(6)	17,902	*	*
Kapil Dhingra, M.D.(14)	82,608	*	*
Martin Murphy, Ph.D.(6)	4,166	*	*

All directors and senior management as a group (16 persons)(15)	5,931,156	14.6	13.3

*	Represents beneficial ownership of less than one percent.
(1)

The information shown is based, in part, upon disclosures on a Schedule 13G filed on February 13, 2019 by Syncona Portfolio Limited, Syncona Holdings Limited, Syncona Investment Management Limited and Syncona Limited. The number reported consists of (i) 12,180,333 ordinary shares and (ii) 1,411,765 ADSs. Syncona Portfolio Limited is a controlled subsidiary of Syncona Holdings Limited, which, in turn, is a controlled subsidiary of Syncona Limited. Investment and voting decisions with respect to these securities are made by Syncona Portfolio Limited acting upon the recommendation of an investment committee of Syncona Investment Management Limited, also a subsidiary of Syncona Holdings Limited. The members of this investment committee consist of Nigel Keen, Martin Murphy and Chris Hollowood. Each of Syncona Limited, Syncona Holdings Limited and Syncona Investment Management Limited may be deemed to have voting and dispositive power over the securities held by Syncona Portfolio Limited. The address for Syncona Portfolio Limited is Arnold House, St Julian’s Avenue, St Peter Port, Guernsey GY1 3RD, Channel Islands.

(2)

The information shown is based, in part, upon disclosures (i) on a Schedule 13G/A filed on February 14, 2019 by LF Woodford Equity Income Fund, (ii) on a Schedule 13G filed on February 14, 2019 by Woodford Patient Capital Trust Plc and (iii) on a Schedule 13G/A filed on January 10, 2019 by Woodford Investment Management Ltd and Neil Woodford, Head of Investment for Woodford Investment Management Ltd. The number reported consists of (i) 4,106,044 ADSs held by Nortrust Nominees Limited (as nominee under a/c WIZ01 for Woodford Patient Capital Trust plc), (ii) 5,617,170 ADSs held by Nortrust Nominees Limited (as nominee under a/c WIX01 for Woodford Equity Income Fund), (iii) 356,356 ADSs held by State Street Nominees Limited (as nominee under a/c 34ZG for Omnis Income & Growth Fund), (iv) 107,654 ADSs held by Quilter Investors UK Equity Income II Fund and (v) 530,135 ADSs held by the WEST segregated account of Abu Dhabi Investment Authority. Woodford Investment Management Ltd is the investment manager of Woodford Equity Income Fund, Woodford Patient Capital Trust plc and Omnis Income & Growth Fund and is the investment manager of Quilter Investors UK Equity Income II Fund and the WEST segregated account of Abu Dhabi Investment Authority. For the purposes of this filing, Woodford Equity Income Fund, Woodford Patient Capital Trust plc, Omnis Income & Growth Fund, Quilter Investors UK Equity Income II Fund and the WEST segregated account of Abu Dhabi Investment Authority are collectively referred to as the Woodford Entities. Pursuant to investment management/advisory agreements between each of the Woodford Entities and Woodford Investment Management Ltd, Woodford Investment Management Ltd has investment discretion over the securities held of record by the Woodford Entities, including our securities, and voting power over the securities held of record by the Woodford Entities except over those ADSs held by the WEST segregated account of Abu Dhabi Investment Authority. As a result, Woodford Investment Management Ltd may be deemed to be the beneficial owner of securities of our company held by the Woodford Entities. Neil Woodford is the Head of Investment for Woodford Investment Management Ltd, and as such, may be deemed to beneficially own such securities beneficially owned by Woodford Investment Management Ltd. The shares held by the Woodford Entities (excluding Quilters Investors UK Equity Income II Fund and West segregated account) are subject to a voting agreement pursuant to which the company may represent and vote at every meeting of the shareholders of the company (including any actions by written consent) with respect to all securities, when added to the securities owned by Quilter and WEST and the securities owned by Arix Bioscience Holdings Limited, that are in excess of 9.99% of the then outstanding securities of the company, and shall be voted in the same proportion as the shares voted by all other stockholders (excluding the Woodford Entities and Quilter) voting on or consenting to such matter. The address for Woodford Investment Management Ltd, who is the acting agent and attorney for the Woodford Entities, is 9400 Garsington Road, Oxford Business Park, Oxford OX4 2HN, United Kingdom.
(3)

The information shown is based, in part, upon disclosures on a Schedule 13D filed on July 7, 2018 by Arix Bioscience plc and Arix Bioscience Holdings Limited. The number reported consists of (i) 2,736,535 ordinary shares and (ii) 425,000 ADSs. Investment and voting decisions with respect to these securities are made by Arix Bioscience Holdings Limited acting upon the recommendation of an investment committee. The members of this investment committee consist of Joseph Anderson, Jonathan Tobin, Mark Chin, Daniel O’Connell and Edward Rayner. The address for Arix Bioscience Holdings Limited is 20 Berkeley Square, London, W1J 6EQ, United Kingdom.

(4)

Consists of (i) 1,066,009 ordinary shares issuable upon conversion of restricted ordinary shares and (ii) 41,208 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(5)

Consists of (i) 538,677 ordinary shares, (ii) 160,064 ordinary shares issuable upon conversion of restricted ordinary shares, and (iii) 13,736 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(6)	Consists of ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.
(7)

Consists of (i) 116,295 ordinary shares issuable upon conversion of restricted ordinary shares and (ii) 37,582 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(8)

Consists of (i) 45,435 ordinary shares issuable upon conversion of restricted ordinary shares and (ii) 109,561 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(9)

Consists of (i) 112,211 ordinary shares issuable upon conversion of restricted ordinary shares and (ii) 13,736 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(10)

Consists of (i) 125,588 ordinary shares issuable upon conversion of restricted ordinary shares and (ii) 13,736 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(11)

Consists of (i) 35,140 ordinary shares issuable upon conversion of restricted ordinary shares and (ii) 22,907 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(12)

Consists of (i) 4,166 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019 and (ii) the shares set forth in footnote (3) above. Dr. Anderson is the chief executive officer of Arix Bioscience plc, the parent company of Arix Bioscience Holdings Limited.

(13)

Consists of (i) 62,794 ordinary shares, (ii) 73,537 ordinary shares issuable upon conversion of restricted ordinary shares and (iii) 9,071 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(14)

Consists of (i) 73,537 ordinary shares issuable upon conversion of restricted ordinary shares and (ii) 9,071 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

(15)	Includes 360,334 ordinary shares underlying options that are vested and exercisable within 60 days of March 31, 2019.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in England and Delaware, in the United States. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of association, which are incorporated by reference herein.

General

We are a public limited company, originally incorporated pursuant to the laws of England and Wales in February 2018 as a private company with limited liability called Autolus Therapeutics Limited. Autolus Limited was originally incorporated under the laws of England and Wales in July 2014. Pursuant to the terms of our corporate reorganization, the shareholders of Autolus Limited exchanged each of the shares held by them in Autolus Limited for the same number and class of newly issued shares of Autolus Therapeutics Limited and, as a result, Autolus Limited became a wholly owned subsidiary of Autolus Therapeutics Limited. On June 18, 2018, Autolus Therapeutics Limited re-registered as a public limited company and was renamed Autolus Therapeutics plc. On June 22, 2018, our outstanding preferred and ordinary shares were converted into a single class of ordinary shares and various classes of deferred shares, and we completed our initial public offering of ADSs on the Nasdaq Global Select Market. For more details on our corporate reorganization, see Notes 1 and 6 to our audited consolidated financial statements included in our Annual Report.

We are registered with the Registrar of Companies in England and Wales under number 11185179, and our registered office is at Forest House, 58 Wood Lane, White City, London W12 7RZ, United Kingdom.

Certain resolutions were passed by our shareholders in connection with our initial public offering, including a special resolution approving the adoption of new articles of association that became effective upon the admission of our ADSs to trading on Nasdaq. Our articles of association authorize our directors, for the purposes of section 551 of the U.K. Companies Act 2006, or the Companies Act, to issue shares in the company and grant rights to subscribe for or convert any securities into shares in the company up to a maximum aggregate nominal amount of $8,400 for a period of five years. See “—Key Provisions of Our Articles of Association” below.

Authorized and Issued Share Capital

As of December 31, 2018, we are authorized to issue up to 200,000,000 ordinary shares or rights over ordinary shares, of which the following shares were issued and outstanding: (i) 40,145,617 ordinary shares, with a nominal value of $0.000042 per share, (ii) 34,425 deferred shares, with a nominal value of £0.00001 per share, (iii) 88,893,548 B deferred shares, with a nominal value of £0.00099 per share and (iv) one C deferred share, with a nominal value of £0.000001. Each issued share has been fully paid.

Following this offering, our issued share capital will be 44,145,617 ordinary shares with a nominal value of $0.000042 based on the number of ordinary shares outstanding as of December 31, 2018 and assuming the sale by us of 4,000,000 ADSs in this offering.

Ordinary Shares

Our ordinary shares have the rights and restrictions described in “—Key Provisions of Our Articles of Association” below. The following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Registered Shares

We are required by the Companies Act to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. The register of members therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The register of members generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our register of members is maintained by our registrar, Computershare Investor Services plc.

Holders of our ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

Under the Companies Act, we must enter an allotment of shares in our register of members as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the register of members to reflect the ordinary shares being allotted and issued in this offering. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the register of members if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or

•

there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such delay does not prevent dealings in the shares taking place on an open and proper basis.

Registration Rights

We and the holders of certain of our ordinary shares are parties to a registration rights agreement that provides the following registration rights, which have been waived in connection with this offering:

•

Demand Registration on Form F-1 – each holder shall be entitled to demand registrations on Form F-1, provided that these demand registration rights may only be exercised by holders who hold, in the aggregate, not less than 25% of the aggregate number of shares then outstanding and held by all holders who are party to the agreement, and provided further that the we shall not be required to effect a demand registration statement after we have effected two demand registration statements, and such registration statements have been declared or ordered effective.

•

Demand Registration on Form F-3 – each holder shall be entitled to unlimited demand registrations on Form F-3, if we are eligible to register shares on Form F-3, provided that these demand registration rights may only be exercised by holders who hold, in the aggregate, not less than 10% of the aggregate number of shares then outstanding and held by all holders who are party to the agreement. These demand registration rights may not be exercised more than twice in any twelve-month period.

•

Piggyback Registration – each holder shall be entitled to piggyback registration rights, subject, in the case of an underwritten offering, to customary reductions by the underwriter, provided that the aggregate number of securities of the holders included in the registration may not be reduced to less than 30% of the total number of securities registered.

•

Expenses – We will pay all registration expenses relating to the exercise of the registration rights above, including the reasonable fees and expenses of legal counsel to the participating holders up to a maximum of $50,000 in the aggregate per registration.

Preemptive Rights

English law generally provides shareholders with statutory preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders by way of a special resolution at a general meeting, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder special resolution, if the disapplication is by shareholder special resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). Our articles of association disapply preemptive rights for a period of five years from the date of adoption, which was June 26, 2018. This disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period). Such preemption rights have been disapplied by our articles of association that became effective upon the completion of our initial public offering in June 2018 and which remain in force at the date of this prospectus. As such, preemptive rights for the allotment of ordinary shares in connection with this offering have also been disapplied.

Purchase of Own Shares

English law permits a public limited company to purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act and provided that its articles of association do not prohibit it from doing so. Our articles of association, a summary of which is provided below, do not prohibit us from purchasing our own shares. A public limited company must not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.

Any such purchase will be either a “market purchase” or “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a “recognized investment exchange” (other than an overseas exchange) as defined in the UK Financial Services and Markets Act 2000, or FSMA. An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company.

The Nasdaq Global Select Market is an “overseas exchange” for the purposes of the Companies Act and does not fall within the definition of a “recognized investment exchange” for the purposes of FSMA and any purchase made by us would need to comply with the procedural requirements under the Companies Act that regulate “off market purchases.”

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves, as determined on a non-consolidated basis. The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

As a public company, it will not be sufficient that we have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement will be imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of its net assets to less than that total.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and, so far as is within his or her knowledge, particulars of any other interest that subsists or subsisted in those shares.

Under our articles of association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or default shares within the prescribed period, our board of directors may by notice direct that:

•

the relevant shareholder shall not be entitled in respect of the default shares to be present or vote, either in person or by proxy, at any general meeting or separate meeting of the holders of a class of shares or upon any poll or to exercise any other right conferred by the membership in relation to any such meeting;

•

where the default shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest, and/or (b) no transfers by the relevant shareholder of any default shares may be registered, unless the shareholder himself or herself is not in default and the shareholder proves to the satisfaction of the board of directors that no person in default as regards to supplying such information is interested in any of the default shares; and/or

•	any shares held by the relevant shareholder in uncertificated form shall be converted into certificated form.

Key Provisions of Our Articles of Association

The following is a summary of certain key provisions of our articles of association, which were adopted by a special resolution of our shareholders passed in June 2018. Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our articles of association, which is included as an exhibit to the registration statement of which this prospectus forms a part.

The articles of association contain no specific restrictions on our purpose and therefore, by virtue of section 31(1) of the Companies Act, our purpose is unrestricted.

The articles of association contain, among other things, provisions to the following effect:

Share Capital

Our share capital currently consists of ordinary shares, deferred shares, B deferred shares and C deferred shares. We may issue shares with such rights or restrictions as may be determined by ordinary resolution, including shares which are to be redeemed, or are liable to be redeemed at our option or the option of the holder of such shares.

Voting

Holders of ordinary shares have the right to receive notice of, and to vote at, our general meetings. Any resolution put to the vote of a general meeting must be decided exclusively on a poll. Each shareholder who is present in person (or, being a corporation, by representative) or by proxy has one vote in respect of every share held by him.

Variation of Rights

Whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either (i) with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class, (ii) with the authority of a special resolution passed at a separate meeting of the holders of the shares of that class or (iii) in any other way as expressly provided for in relation to such rights, and may be so varied and abrogated while the company is a going concern.

Dividends

We may, subject to the provisions of the Companies Act and our articles of association, by ordinary resolution from time to time declare dividends to be paid to shareholders not exceeding the amount recommended by our board of directors. Subject to the provisions of the Companies Act, in the discretion of board of directors, on the basis that our profits justify such payments, the board of directors may pay interim dividends on any class of our shares.

Any dividend unclaimed after a period of 12 years from the date such dividend was declared or became payable shall, if the board of directors resolve, be forfeited, cease to remain owing and shall revert to us. No dividend or other moneys payable on or in respect of a share shall bear interest as against us.

Transfer of Ordinary Shares

Each member may transfer all or any of his shares which are in certificated form by means of an instrument of transfer in writing in any usual form or in any other form which the board of directors may approve.

The board of directors may, in its absolute discretion, refuse to register a transfer of certificated shares unless:

(i)	it is for a share which is fully paid up;

(ii)	it is for a share upon which the company has no lien;

(iii)	it is only for one class of share;

(iv)	it is in favor of a single transferee or no more than four joint transferees;

(v)	it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty; and

(vi)

it is delivered for registration to the registered office of the company (or such other place as the board of directors may determine), accompanied (except in the case of a transfer by a person to whom the company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

Allotment of Shares and Preemption Rights

Subject to the Companies Act and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine (including shares which are to be redeemed, or are liable to be redeemed at the option of the company or the holder of such shares).

In accordance with section 551 of the Companies Act, the board of directors may be generally and unconditionally authorized to exercise for each prescribed period all the powers of the company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. The authorities referred to above are included in our articles of association that became effective upon the completion of our initial public offering in June 2018 and which remain in force at the date of this prospectus.

The provisions of section 561 of the Companies Act (which confer on shareholders rights of preemption in respect of the allotment of equity securities which are paid up in cash) apply to the company except to the extent disapplied by special resolution of the shareholders of the company, or in the company’s articles of association. Such preemption rights have been disapplied by our articles of association that became effective upon the completion of our initial public offering in June 2018 and which remain in force at the date of this prospectus.

Alteration of Share Capital

In accordance with the Companies Act, the company may by ordinary resolution consolidate its share capital into shares of larger nominal value than its existing shares, or sub-divide its shares into shares of a smaller amount than the existing shares, and may in each case determine that the shares resulting from such sub-division or share consolidation may have a preference or advantage or be subject to a particular restriction.

The company may, in accordance with the Companies Act, reduce or cancel its share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.

Board of Directors

Unless otherwise determined by the company by ordinary resolution, the number of directors (other than any alternate directors) shall not be less than two and not more than 15.

Subject to the articles of association and the Companies Act, the company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors, provided the total number of directors shall not exceed the maximum number of 15.

Our articles of association provide that our board of directors is divided into three classes, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting our entire board and which will serve staggered three-year terms. At each annual general meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

At every subsequent annual general meeting, any director who either (i) has been appointed by the board of directors since the last annual general meeting or (ii) was not appointed or reappointed at one of the preceding two annual general meetings, must retire from office and may offer themselves for reappointment by the shareholders by ordinary resolution.

Subject to the provisions of the articles of association, the board of directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors.

The quorum for a meeting of the board of directors may be determined by the board and until otherwise determined, it is set at two directors.

Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairman will have a casting vote or second vote, unless he or she is not entitled to vote on the resolution in question.

Directors shall be entitled to receive such compensation as the board shall determine for their services to the company as directors, and for any other service which they undertake for the company provided that the aggregate fees payable to the directors must not exceed $2,500,000 per annum or such higher amount as may from time to time be decided by ordinary resolution. The directors shall also be entitled to be paid all reasonable expenses properly incurred by them in connection with their attendance at meetings of shareholders or class meetings, board of director or committee meetings or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the company.

The board of directors may, in accordance with the requirements in the articles of association, authorize any matter proposed to them by any director which would, if not authorized, involve a director breaching their duty under the Companies Act, to avoid conflicts of interests.

A director seeking authorization in respect of such conflict shall declare to the board of directors the nature and extent of his interest in a conflict as soon as is reasonably practicable. The director shall provide the board with such details of the matter as are necessary for the board to decide how to address the conflict together with such additional information as may be requested by the board.

Any authorization by the board of directors will be effective only if:

(i)

to the extent permitted by the Companies Act, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of the articles of association;

(ii)	any requirement as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and

(iii)	the matter is agreed to without the conflicted director voting or would be agreed to if the conflicted director’s and any other interested director’s vote is not counted.

Subject to the provisions of the Companies Act, every director, secretary or other officer of the company (other than an auditor) is entitled to be indemnified against all losses and liabilities incurred in connection with his or her duties and powers.

General Meetings

The company must convene and hold annual general meetings once a year in accordance with the Companies Act. Under the Companies Act, an annual general meeting must be called by notice of at least 21 days.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman of the meeting which shall not be treated as part of the business of the meeting. Unless otherwise provided by the articles of association, two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Borrowing Powers

Subject to the articles of association and the Companies Act, the board of directors may exercise all of the powers of the company to:

(a)	borrow money;

(b)	indemnify and guarantee;

(c)	mortgage or charge the assets of the company;

(d)	create and issue debentures and other securities; and

(e)	give security either outright or as collateral security for any debt, liability or obligation of the company or of any third party.

Capitalization of Profits

The directors may, if they are so authorized by an ordinary resolution of the shareholders, decide to capitalize any undivided profits of the company not required for paying any preferential dividend (whether or not they are available for distribution), or any sum standing to the credit of the company’s share premium account, capital redemption reserve or any other reserve or fund of the company which is available for distribution. The directors may also, subject to the aforementioned ordinary resolution, appropriate any sum which they so decide to capitalize to the persons who would have been entitled to it if it were distributed by way of dividend and in the same proportions.

Uncertificated Shares

Subject to the Companies Act, the board of directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (e.g., DTC) without a certificate.

The board of directors may take such steps as it sees fit in relation to the evidencing of and transfer of title to uncertificated shares, any records relating to the holding of uncertificated shares and the conversion of uncertificated shares to certificated shares, or vice versa.

The company may by notice in writing to the holder of an uncertificated share, require that share to be converted into certificated form.

The board of directors may take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertified share or otherwise to enforce a lien in respect of it.

Choice of Forum

Our articles of association provide that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Other Relevant U.K. Laws and Regulations

Mandatory Bid

(i)	The Takeover Code applies to the company. Under the Takeover Code, where:

a.

any person, together with persons acting in concert with him, acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares in which he is already interested, and in which persons acting in concert with him are interested) carry 30% or more of the voting rights of a company; or

b.

any person who, together with persons acting in concert with him, is interested in shares which in the aggregate carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with him, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested;

such person shall, except in limited circumstances, be obliged to extend offers, on the basis set out in Rules 9.3, 9.4 and 9.5 of the Takeover Code, to the holders of any class of equity share capital, whether voting or non-voting, and also to the holders of any other class of transferable securities carrying voting rights. Offers for different classes of equity share capital must be comparable; the Takeover Panel should be consulted in advance in such cases.

(ii)

An offer under Rule 9 of the Takeover Code must be in cash and at the highest price paid for any interest in the shares by the person required to make an offer or any person acting in concert with him during the 12 months prior to the announcement of the offer.

(iii)

Under the Takeover Code, a “concert party” arises where persons acting together pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) actively cooperate, through the acquisition by them of an interest in shares in a company, to obtain or consolidate control of the company. “Control” means holding, or aggregate holdings, of an interest in shares carrying 30% or more of the voting rights of the company, irrespective of whether the holding or holdings give de facto control.

Squeeze-out

(i)

Under sections 979 to 982 of the Companies Act, if an offeror were to acquire, or unconditionally contract to acquire, not less than 90% in value of the ordinary shares of the company and 90% of the voting rights carried by the ordinary shares of the company, it could then compulsorily acquire the remaining 10%. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares, provided that no such notice may be served after the end of: (a) the period of three months beginning with the day after the last day on which the offer can be accepted; or (b) if earlier, and the offer is not one to which section 943(1) of the Companies Act applies, the period of six months beginning with the date of the offer.

(ii)

Six weeks following service of the notice, the offeror must send a copy of it to the company together with the consideration for the ordinary shares to which the notice relates, and an instrument of transfer executed on behalf of the outstanding shareholder(s) by a person appointed by the offeror.

(iii)	The company will hold the consideration on trust for the outstanding shareholders.

Sell-out

(i)

Sections 983 to 985 of the Companies Act also give minority shareholders in the company a right to be bought out in certain circumstances by an offeror who has made a takeover offer. If a takeover offer relating to all the ordinary shares of the company is made at any time before the end of the period within which the offer could be accepted and the offeror held or had agreed to acquire not less than 90% of the ordinary shares, any holder of shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period, or, if longer a period of three months from the date of the notice.

(ii)	If a shareholder exercises his rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

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Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though

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	company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, at least 21 days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 days’	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten

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	notice is required for any other general meeting of a public limited company. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive Rights	Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

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must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers	Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void. Any provision by which a company directly or indirectly

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty

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provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (iii) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.

to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

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conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  the approval by the vote of the holders of a majority of the

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majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•  to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•  to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill and diligence;

•  not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•  to declare any interest that he has, whether directly or indirectly, in a

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director acts in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of

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proposed or existing transaction or arrangement with the company.

a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Litigation	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the

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are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Transfer Agent and Registrar of Shares

Our share register is maintained by Computershare Investor Services plc. The share register reflects only record owners of our ordinary shares. Holders of our ADSs are not treated as our shareholders and their names are therefore not entered in our share register. The depositary, the custodian or their nominees are the holders of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

Nasdaq Global Select Market Listing

Our ADSs are listed on The Nasdaq Global Select Market under the trading symbol “AUTL.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A., or Citibank, is the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-224837.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder. The manner in which you own ADSs (e.g., in brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated) may affect your rights and obligations, and the manner in which the depositary’s services are made available to you.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Other Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in this prospectus.

After the closing of this offering, the depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the United States and in England and Wales applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived, disapplied or exercised;

•	you are duly authorized to deposit the ordinary shares;

•

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and

•	the deposit of shares does not violate any applicable provision of English law.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal considerations in the United States and in England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges;

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and/or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in section titled “Description of Share Capital and Articles of Association—Key Provision of Our Articles of Association” in this prospectus.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows: the depositary will vote (or cause the custodian to vote) the securities represented by ADSs in accordance with the voting instructions received from the holders of ADSs. If the depositary does not receive voting instructions from a holder of ADSs as of the applicable ADS record date on or before the date established by the depositary for such purpose, such holder will be deemed, and the depositary will deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the securities represented by ADSs; provided, however, that no such discretionary proxy will be given by the depositary with respect to any matter to be voted upon as to which we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists or (c) the rights of holders of securities represented by ADSs may be adversely affected.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

SERVICE	FEE

Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio), excluding ADS issuances as a result of distributions of ordinary shares

Up to $0.05 per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason)	Up to $0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held

Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held

ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary

As an ADS holder, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and without negligence and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate, but such limit may be changed or disregarded from time to time as the depositary deems appropriate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST US AND/OR THE DEPOSITARY ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs.

SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Future sales of our ADSs in the public market immediately after this offering, and the availability of ADSs for future sale, could adversely affect the market price of the ADSs prevailing from time to time. Some of our ordinary shares are subject to contractual and legal restrictions on resale as described below. There may be sales of substantial amounts of our ADSs or ordinary shares in the public market after such restrictions lapse, which could adversely affect prevailing market prices of our ADSs.

Rule 144

In general, persons who have beneficially owned restricted ordinary shares for at least six months, and any affiliate of the company who owns either restricted or unrestricted ordinary shares, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•	the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

•	we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•	we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of:

•

1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 440,000 shares immediately after the completion of this offering based on the number of shares outstanding as of December 31, 2018; and

•

the average weekly trading volume of our ordinary shares in the form of ADSs on the Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six-month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, members of senior management or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. However, substantially all Rule 701 shares held by our senior management and directors are subject to lock-up agreements as described below and in the section titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus delivery requirements of the Securities Act. In general, this means that our ordinary shares may be sold in some manner outside the United States without requiring registration in the United States.

Lock-Up Agreements

We and each of the members of our senior management and board of directors, and certain of our significant shareholders, have entered into lock-up agreements or have otherwise agreed, subject to limited exceptions, that we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our equity securities, any options or warrants to purchase our equity securities, or any securities convertible into, or exchangeable for or that represent the right to receive equity securities, or publicly announce any intention to do any of the foregoing, without the prior written consent of the representatives of the underwriters for a period of 90 days from the date of the final prospectus for this offering, whether owned as of the date of the lock-up agreement or thereafter acquired. See the section titled “Underwriting.”

MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of material U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ADSs. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire ADSs in this offering.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our ADSs. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that holds our ADSs as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to ADSs;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	persons who acquired ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons that own or are deemed to own 10 percent or more of our shares including shares represented by ADSs (by vote or value); and

•	persons holding our ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ADSs and partners in such partnerships are encouraged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of ADSs.

U.S. Holders that own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value could be subject to adverse U.S. federal income tax consequences pursuant to the controlled foreign corporation rules due to our ownership of a U.S. subsidiary. Such prospective Holders should consult with their tax advisors as to the tax consequences of acquiring, owning and disposing of our ADSs.

The discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between the United Kingdom and the United States, or the Treaty, all as of the date hereof, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ADSs who is eligible for the benefits of the Treaty and is:

(i)	a citizen or individual resident of the United States;

(ii)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders are encouraged to consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ADSs in their particular circumstances.

THESE PARAGRAPHS ARE A SUMMARY OF CERTAIN U.S. TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF ADSs OBTAIN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ADSs IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. A U.S. Holder of an ADS will generally be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS, and, accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares. However, U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary or intermediaries in the chain of ownership between the U.S. Holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non- corporate U.S. Holders. As a result, the creditability of non-U.S. withholding taxes (if any), and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries. Accordingly, U.S. Holders should consult their tax advisors regarding the ownership of ADSs and exchange of ADSs for ordinary shares.

Passive Foreign Investment Company Rules

If we are classified as a passive foreign investment company, or a PFIC in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income (such as interest income); or

•	at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation, the equity of which we own, directly or indirectly, 25% or more (by value).

Based on our current estimates of expected gross assets and income for the current taxable year, we do not believe we will be a PFIC for the year ending December 31, 2019. However, the application of the PFIC rules is subject to uncertainty in several respects, and therefore, no assurances can be provided with respect to our PFIC status for our taxable year ending December 31, 2019 or with regard to our PFIC status in the past or in the future.

A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change from year to year. The total value of our assets for purposes of the asset test generally will be calculated using the market price of the ADSs, which may fluctuate considerably. Fluctuations in the market price of the ADSs may result in our being a PFIC for any taxable year.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ADSs, regardless of whether we continue to meet the tests described above unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, (ii) we cease to be a PFIC and the U.S. Holder has a valid mark-to- market election in effect (as described below) or (iii) the U.S. Holder makes a Qualified Electing Fund Election, or QEF Election, with respect to all taxable years during such U.S. Holders holding period in which we are a PFIC. However, a U.S. Holder may make a QEF Election with respect to our ADSs only if we annually provide such U.S. Holder with certain tax information, and we currently do not intend to prepare or provide such information. As a result, the QEF Election is not expected to be available to a U.S. Holder and the remainder of this discussion assumes that such election will not be available. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold the ADSs the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ADSs. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including a pledge) of ADSs, unless (i) such U.S. Holder makes a QEF Election with respect to all taxable years of a U.S. Holder’s holding period during which we are a PFIC or makes a purging election to cause a deemed sale of the ADSs at their fair market value in conjunction with a QEF election (however, as discussed above, such elections are expected and assumed not to be available) or (ii) our ADSs constitute “marketable“ securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or the year of an “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if a U.S. Holder holds the ADSs as capital assets.

If we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.

U.S. Holders can avoid the interest charge on excess distributions or gain relating to the ADSs by making a mark-to-market election with respect to the ordinary shares, provided that the ADSs are “marketable.” ADSs will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the ordinary shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ADSs are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our ADSs remain listed on Nasdaq and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to U.S. Holders if we are a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ADSs.

A U.S. Holder that makes a mark-to-market election must include as ordinary income for each year an amount equal to the excess, if any, of the fair market value of the ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ADSs. Accordingly, such mark-to-market election may accelerate the recognition of income without a corresponding receipt of cash. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ADSs over the fair market value of the ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the ADSs will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the Internal Revenue Service, or the IRS, unless the ADSs cease to be marketable.

However, a mark-to-market election generally cannot be made for equity interests in any lower- tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

ADSs

A U.S. Holder of ADSs will generally be treated for U.S. federal income tax purposes as the owner of the underlying ordinary shares that such ADSs represent. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom ADSs are released before shares are delivered to the depositary or intermediaries in the chain of ownership between holders and the issuer of the security underlying the ADSs, may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the creditability of non-U.S. withholding taxes (if any), and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

Taxation of Distributions

Subject to the discussion above under “Passive Foreign Investment Company Rules,” distributions paid on ADSs, other than certain pro rata distributions of ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income.” However, the qualified dividend income treatment will not apply if we are treated as a PFIC with respect to the U.S. Holder for the taxable year in which a dividend is paid or the preceding year. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of ADSs or rights to acquire ADSs) will be the fair market value of such property on the date of distribution.

For foreign tax credit limitation purposes, our dividends will generally be treated as passive category income. Because no U.K. income taxes will be withheld from dividends on ADSs, there will be no creditable foreign taxes associated with any dividends that a U.S. Holder will receive.

Sale or Other Taxable Disposition of ADSs

Subject to the discussion above under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of ADSs will be capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder held the ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ADSs are treated as traded on an “established securities market” and a U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), such U.S. Holder will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If a U.S. Holder is an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, such U.S. Holder will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ADSs AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ADSs.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding (generally, by providing an IRS Form W-9).

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions). Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of the ADSs.

U.K. Taxation

The following is intended as a general guide to current U.K. tax law and HM Revenue & Customs, or HMRC, published practice applying as at the date of this prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of ADSs. It does not constitute legal or tax advice and does not purport to be a complete analysis of all U.K. tax considerations relating to the holding of ADSs, or all of the circumstances in which holders of ADSs may benefit from an exemption or relief from U.K. taxation. It is written on the basis that we do not (and will not) derive 75% or more of our qualifying asset value from U.K. land, and that we are and remain solely resident in the United Kingdom for tax purposes and will therefore be subject to the U.K. tax regime and not the U.S. tax regime save as set out above under “Material U.S. Federal Income Tax Considerations for U.S. Holders.”

Except to the extent that the position of non-U.K. resident persons is expressly referred to, this guide relates only to persons who are resident (and, in the case of individuals, domiciled or deemed domiciled) for tax purposes solely in the United Kingdom and do not have a permanent establishment or fixed base in any other jurisdiction with which the holding of the ADSs is connected, or U.K. Holders, who are absolute beneficial owners of the ADSs (where the ADSs are not held through an Individual Savings Account or a Self-Invested Personal Pension) and who hold the ADSs as investments.

This guide may not relate to certain classes of U.K. Holders, such as (but not limited to):

•	persons who are connected with the company;

•	financial institutions;

•	insurance companies;

•	charities or tax-exempt organizations;

•	collective investment schemes;

•	pension schemes;

•	market makers, intermediaries, brokers or dealers in securities;

•	persons who have (or are deemed to have) acquired their ADSs by virtue of an office or employment or who are or have been officers or employees of the company or any of its affiliates; and

•	individuals who are subject to U.K. taxation on a remittance basis.

The decision of the First-tier Tribunal (Tax Chamber) in HSBC Holdings PLC and The Bank of New York Mellon Corporation v HMRC (2012) has cast some doubt on whether a holder of a depositary receipt is the beneficial owner of the underlying shares. However, based on published HMRC guidance we would expect that HMRC will regard a holder of ADSs as holding the beneficial interest in the underlying shares and therefore these paragraphs assume that a holder of ADSs is the beneficial owner of the underlying ordinary shares and any dividends paid in respect of the underlying ordinary shares (where the dividends are regarded for U.K. purposes as that person’s own income) for U.K. direct tax purposes.

THESE PARAGRAPHS ARE A SUMMARY OF CERTAIN U.K. TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF ADSs OBTAIN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ADSs IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS. IN PARTICULAR, NON-U.K. RESIDENT OR DOMICILED PERSONS ARE ADVISED TO CONSIDER THE POTENTIAL IMPACT OF ANY RELEVANT DOUBLE TAXATION AGREEMENTS.

Dividends

Withholding Tax

Dividends paid by us will not be subject to any withholding or deduction for or on account of U.K. tax.

Income Tax

An individual U.K. Holder may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from us. An individual holder of ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from us unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency to which the ADSs are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.

All dividends received by an individual U.K. Holder from us or from other sources will form part of that U.K. Holder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £2,000 of taxable dividend income received by the individual U.K. Holder in a tax year. Income within the nil rate band will be taken into account in determining whether income in excess of the £2,000 tax-free allowance falls within the basic rate, higher rate or additional rate tax bands. Dividend income in excess of the tax-free allowance will (subject to the availability of any income tax personal allowance) be taxed at 7.5% to the extent that the excess amount falls within the basic rate tax band, 32.5% to the extent that the excess amount falls within the higher rate tax band and 38.1% to the extent that the excess amount falls within the additional rate tax band.

Corporation Tax

A corporate holder of ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. corporation tax on dividends received from us unless it carries on (whether solely or in partnership) a trade in the United Kingdom through a permanent establishment to which the ADSs are attributable.

Corporate U.K. Holders should not be subject to U.K. corporation tax on any dividend received from us so long as the dividends qualify for exemption, which should be the case, although certain conditions must be met. If the conditions for the exemption are not satisfied, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the amount of any dividends (at the current rate of 19%).

Chargeable Gains

A disposal or deemed disposal of ADSs by a U.K. Holder may, depending on the U.K. Holder’s circumstances and subject to any available exemptions or reliefs (such as the annual exemption), give rise to a chargeable gain or an allowable loss for the purposes of U.K. capital gains tax and corporation tax on chargeable gains.

If an individual U.K. Holder who is subject to U.K. income tax at either the higher or the additional rate is liable to U.K. capital gains tax on the disposal of ADSs, the current applicable rate will be 20%. For an individual U.K. Holder who is subject to U.K. income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the current applicable rate would be 10%, save to the extent that any capital gains exceed the unused basic rate tax band. In that case, the rate currently applicable to the excess would be 20%

If a corporate U.K. Holder becomes liable to U.K. corporation tax on the disposal (or deemed disposal) of ADSs, the main rate of U.K. corporation tax (currently 19%) would apply. Indexation allowance is not available in respect of disposals of ADSs acquired on or after January 1, 2018 (and only covers the movement in the retail prices index up until December 31, 2017, in respect of assets acquired prior to that date).

A holder of ADSs which is not resident for tax purposes in the United Kingdom should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal (or deemed disposal) of ADSs unless the person is carrying on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a permanent establishment to which the ADSs are attributable. However, an individual holder of ADSs who has ceased to be resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of ADSs during that period may be liable on his or her return to the United Kingdom to U.K. tax on any capital gain realized (subject to any available exemption or relief).

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to the holders of our ordinary shares or ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.

Issue of Ordinary Shares

No U.K. stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of our underlying ordinary shares.

Transfers of Ordinary Shares

An unconditional agreement to transfer ordinary shares in certificated form will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. The purchaser of the shares is liable for the SDRT. Transfers of ordinary shares in certificated form are generally also subject to stamp duty at the rate of 0.5% of the amount or value of the consideration given for the transfer (rounded up to the next £5.00). Stamp duty is normally paid by the purchaser. The charge to SDRT will be canceled or, if already paid, repaid (generally with interest), where a transfer instrument has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

An unconditional agreement to transfer ordinary shares to, or to a nominee or agent for, a person whose business is or includes the issue of depositary receipts or the provision of clearance services will generally be subject to SDRT (or, where the transfer is effected by a written instrument, stamp duty) at a higher rate of 1.5% of the amount or value of the consideration given for the transfer unless the clearance service has made and maintained an election under section 97A of the U.K. Finance Act 1986, or a section 97A election. It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes and we are not aware of any section 97A election having been made by DTC.

Based on current published HMRC practice and recent case law, no SDRT is generally payable where the transfer of ordinary shares to a clearance service or depositary receipt system is an integral part of an issue of share capital.

Any stamp duty or SDRT payable on a transfer of ordinary shares to a depositary receipt system or clearance service will in practice generally be paid by the participants in the clearance service or depositary receipt system.

Issue or Transfers of ADSs

No U.K. stamp duty or SDRT is payable on the issue or transfer of (including an agreement to transfer) our ADSs.

UNDERWRITING

We and the underwriters named below will enter into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter shall severally agree to purchase the number of ADSs indicated in the following table. Goldman Sachs & Co. LLC and Jefferies LLC are the representatives of the underwriters.

Underwriters	Number of ADSs
Goldman Sachs & Co. LLC
Jefferies LLC
Wells Fargo Securities, LLC
William Blair & Company, L.L.C.

Total	4,000,000

The underwriters will be committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 600,000 ADSs from us. They may exercise that option for 30 days after the date of the final prospectus. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 600,000 additional ADSs.

Paid by Us	No Exercise	Full Exercise
Per ADS	$	$
Total	$	$

ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to $                per ADS from the public offering price. After the offering of the ADSs, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and members of our senior management, our directors, and certain of our significant shareholders, have agreed with the underwriters, subject to limited exceptions, not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our equity securities, or any options or warrants to purchase our equity securities, or any securities convertible into, or exchangeable for or that represent the right to receive, our equity securities, or publicly announce any intention to do any of the foregoing, without the prior written consent of the representatives of the underwriters for a period of 90 days from the date of the final prospectus, whether owned as of the date of the lock-up agreement or thereafter acquired. See “Shares and ADSs Eligible for Future Sale” for a discussion of these and certain other transfer restrictions.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “AUTL.”

In connection with this offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered” short position is a short position that is not greater than the amount of additional ADSs for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                 million. We will agree to reimburse the underwriters for all expenses related to the clearance of the offering with the Financial Industry Regulatory Authority and the qualification of our ADSs under state securities laws (in a combined amount not to exceed $15,000).

We will agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of our ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our ADSs may be made at any time under the following exemptions under the Prospectus Directive:

•	To any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•	In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of our ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to our ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our ADSs to be offered so as to enable an investor to decide to purchase our ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Solely for the purposes of the product governance requirements contained within: (a) EU Directive 2014/65/EU on markets in financial instruments, as amended (“MiFID II”); (b) Articles 9 and 10 of Commission Delegated Directive (EU) 2017/593 supplementing MiFID II; and (c) local implementing measures (together, the “MiFID II Product Governance Requirements”), and disclaiming all and any liability, whether arising in tort, contract or otherwise, which any “manufacturer” (for the purposes of the MiFID II Product Governance Requirements) may otherwise have with respect thereto, the ADSs which are the subject of this offering have been subject to a product approval process, which has determined that such securities are: (i) compatible with an end target market of retail investors and investors who meet the criteria of professional clients and eligible counterparties, each as defined in MiFID II; and (ii) eligible for distribution through all distribution channels as are permitted by MiFID II (the “Target Market Assessment”). Notwithstanding the Target Market Assessment, distributors should note that: the price of the ADSs may decline and investors could lose all or part of their investment; the ADSs offer no guaranteed income and no capital protection; and an investment in the ADSs is compatible only with investors who do not need a guaranteed income or capital protection, who (either alone or in conjunction with an appropriate financial or other adviser) are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses that may result therefrom. For the avoidance of doubt, the Target Market Assessment does not constitute: (a) an assessment of suitability or appropriateness for the purposes of MiFID II; or (b) a recommendation to any investor or group of investors to invest in, or purchase, or take any other action whatsoever with respect to the ADSs. Each distributor is responsible for undertaking its own target market assessment in respect of the ADSs and determining appropriate distribution channels.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

The ADSs may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory regarding these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the ADSs are subscribed for or purchased under Section 275 of the SFA by a relevant person that is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person that is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)), the sole purpose of which is to hold investments and each beneficiary of which is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the FIEA). The ADSs may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions, which are expected to be incurred in connection with the sale of ADSs in this offering. With the exception of the registration fee payable to the SEC, all amounts are estimates.

Amount to be Paid
SEC registration fee	$17,035
FINRA filing fee	21,583
Printing expenses	50,000
Legal fees and expenses	370,000
Accounting fees and expenses	200,000
Miscellaneous fees and expenses	41,382

Total	$700,000

LEGAL MATTERS

The validity of the ADSs being offered by this prospectus and certain other matters of English law will be passed upon for us by Cooley (UK) LLP and certain other matters of U.S. federal law will be passed upon for us by Cooley LLP. Certain legal matters related to this offering will be passed upon for the underwriters by Ropes & Gray LLP.

EXPERTS

The consolidated financial statements of Autolus Therapeutics plc appearing in Autolus Therapeutics plc’s Transition Report on Form 20-F for the three months ended December 31, 2018 and the consolidated financial statements of Autolus Therapeutics plc appearing in Autolus Therapeutics plc’s Annual Report on Form 20-F for the year ended September 30, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The registered business address of Ernst & Young LLP is Apex Plaza, Forbury Road, Reading RG1 1YE, United Kingdom.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Cooley LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether predicated solely upon the United States securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Cooley LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•

England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•

the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•

the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. A related registration statement on Form F-6 has been filed with the SEC to register the ADSs. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.autolus.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to ‘‘incorporate by reference’’ information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with or furnished to the SEC:

•	Our Annual Report on Form 20-F for the fiscal year ended September 30, 2018, filed with the SEC on November 23, 2018;

•	Our Transition Report on Form 20-F for the transition period from October 1, 2018 to December 31, 2018, filed with the SEC on February 25, 2019;

•

Our Report on Form 6-K furnished to the SEC on December 4, 2018, including exhibits 99.1 and 99.2 thereto, our Report on Form 6-K furnished to the SEC on March 27, 2019, including exhibit 99.1 thereto, and our Report on Form 6-K furnished to the SEC on April 2, 2019, including exhibit 99.1 thereto; and

•

The description of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A, as filed with the SEC under Section 12(b) of the Exchange Act on June 19, 2018, including any amendment or report filed for the purpose of updating such description (File No. 001-38547).

We will provide to each person at their request, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to Autolus Therapeutics plc, Attention: Investor Relations, Forest House, 58 Wood Lane, White City, London W12 7RZ, United Kingdom, Telephone: +44 20 3829 6230. In addition, copies of the documents incorporated herein by reference may be accessed at our website at www.autolus.com. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our ADSs.

4,000,000 American Depositary Shares

Representing 4,000,000 Ordinary Shares

PRELIMINARY PROSPECTUS

                , 2019

Goldman Sachs & Co. LLC	Jefferies

Wells Fargo Securities	William Blair

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Subject to the U.K. Companies Act 2006, members of the registrant’s board of directors and its officers (excluding auditors) have the benefit of the following indemnification provisions in the registrant’s articles of association:

Current and former members of the registrant’s board of directors or officers shall be reimbursed for:

(i)

all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

(ii)

expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7. Recent Sales of Unregistered Securities.

Issuances of Share Capital

The following list sets forth information regarding all unregistered securities sold by us or Autolus Limited since October 1, 2015, through the date of the prospectus that forms a part of this registration statement. In February 2018, Autolus Therapeutics Limited was incorporated in England and Wales with nominal assets and liabilities for the purpose of consummating a corporate reorganization by which it acquired the outstanding share capital of Autolus Limited, as more fully described in Note 6 to our audited financial statements included in our Annual Report, which is incorporated herein by reference. Following the share exchange by which the outstanding shares of Autolus Limited were exchanged for the same number and class of newly issued ordinary shares of Autolus Therapeutics Limited, our ordinary shares were redenominated as ordinary shares with a nominal value of $0.000042 per share. All share and per share information presented in this “Issuances of Share Capital” section do not reflect the 3.185-for-1 conversion that occurred as part of our corporate reorganization.

1)

On March 2, 2016, Autolus Limited issued 10,000,000 series A preferred shares to Syncona LLP for aggregate consideration of £10,000,000. These shares were subsequently transferred to Syncona Portfolio Limited.

2)	On March 2, 2016, Autolus Limited issued an additional 1,000,000 B ordinary shares to UCL Business plc as consideration for the additional rights received when we amended our license agreement.

3)	On March 2, 2016, Autolus Limited issued an aggregate of 18,547,008 series A preferred shares to a total of three investors for aggregate proceeds of £23.3 million.

4)

On April 3, 2017, Autolus Limited issued an aggregate of 11,752,139 series A preferred shares to a total of three investors at a purchase price of £1.56 per share for aggregate proceeds of £18.3 million.

5)

On September 22, 2017, Autolus Limited issued an aggregate of 11,752,136 series A preferred shares to a total of three investors at a purchase price of £1.56 per share for aggregate proceeds of £18.3 million.

6)

On September 25, 2017, Autolus Limited entered into a subscription agreement pursuant to which it issued an aggregate of 25,992,265 series A preferred shares to a total of eleven investors for aggregate proceeds of $80.0 million.

Share Option Grants

Since October 1, 2015 through the date of the prospectus that forms a part of this registration statement, we and Autolus Limited have granted share options to employees, directors, consultants and service providers covering an aggregate of 4,062,345 ordinary shares with exercise prices ranging from $0.00001 to $48.01 per share.

Grants of Restricted Ordinary Shares

Since October 1, 2015 through the date of the prospectus that forms a part of this registration statement, we and Autolus Limited have granted restricted ordinary shares to employees, directors and consultants covering an aggregate of 2,194,930 ordinary shares issuable upon conversion of the restricted ordinary shares, as follows:

Grant Date	Number of Restricted Ordinary Shares Granted
Issued and outstanding as of October 1, 2015	482,029
November 24, 2015	11,340
January 26, 2016	3,486
February 5, 2016	249
March 2, 2016	845,595
March 23, 2016	313
April 18, 2016	35,140
May 17, 2016	89,858
July 19, 2016	4,045
September 21, 2016	80,725
November 29, 2016	439
April 21, 2017	516,123
July 24, 2017	125,588

The offers, sales and issuances of the securities described above were exempt from registration either (i) under Section 4(a)(2) of the Securities Act in that the transactions did not involve any public offering, (ii) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (iii) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules.

Exhibits

			INCORPORATED BY REFERENCE
EXHIBIT NUMBER		DESCRIPTION OF EXHIBIT	SCHEDULE/ FORM	FILE NUMBER	EXHIBIT	FILE DATE

1.1		Form of Underwriting Agreement.

3.1		Articles of Association of Autolus Therapeutics plc.	Form F-1/A	333-224720	3.1	6/19/18

4.1		Deposit Agreement.	Form 20-F	001-38547	2.1	2/25/19

4.2		Form of American Depositary Receipt (included in exhibit 4.1).	Form 20-F	001-38547	2.2	2/25/19

4.3		Registration Rights Agreement by and among the registrant and the investors named therein, dated as of June 26, 2018.	Form 20-F	333-224720	2.3	11/23/18

5.1		Opinion of Cooley (UK) LLP.

10.1	#	License Agreement, dated as of September 25, 2014 by and between the registrant and UCL Business plc, as amended on March 2, 2016 and March 28, 2018.	Form F-1/A	333-224720	10.1	5/10/18

10.2	#	Supply Agreement, dated as of March 23, 2018, by and between the registrant and Miltenyi Biotec GmbH.	Form F-1/A	333-224720	10.2	6/8/18

10.3	+	Autolus Therapeutics plc 2018 Equity Incentive Plan.	Form F-1/A	333-224720	10.3	6/19/18

10.4	+	Non-employee Sub Plan to the Autolus Therapeutics plc 2018 Equity Incentive Plan.	Form F-1/A	333-224720	10.4	6/19/18

10.5	+	Management Incentive Compensation Plan.	Form F-1/A	333-224720	10.5	6/8/18

10.6	+	Form of Deed of Indemnity between the registrant and each of its members of senior management and directors.	Form F-1/A	333-224720	10.6	6/8/18

21.1		Subsidiaries of the registrant.	Form F-1/A	333-224720	21.1	6/8/18

23.1		Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2		Consent of Cooley (UK) LLP (included in exhibit 5.1).

INCORPORATED BY REFERENCE
EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT	SCHEDULE/ FORM	FILE NUMBER	EXHIBIT	FILE DATE

24.1	Power of Attorney (included on signature page to registration statement).

+	Indicates management contract or compensatory plan.
#	Confidential treatment has been granted as to portions of the exhibit (indicated by asterisks). Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Financial Statement Schedules

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the financial statements or the notes thereto.

Item 9. Undertakings.

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on April 8, 2019.

AUTOLUS THERAPEUTICS PLC

By:	/s/ Christian Itin
Christian Itin
Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christian Itin, Matthias Alder and Andrew Oakley, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Christian Itin, Ph.D. Christian Itin, Ph.D.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 8, 2019

/s/ Andrew Oakley Andrew Oakley	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 8, 2019

/s/ Dominic Moreland Dominic Moreland	Vice President, Finance (Principal Accounting Officer)	April 8, 2019

/s/ Joseph Anderson, Ph.D. Joseph Anderson, Ph.D.	Director	April 8, 2019

/s/ Linda Bain Linda Bain	Director	April 8, 2019

SIGNATURE	TITLE	DATE

/s/ John Berriman John Berriman	Director	April 8, 2019

/s/ Cynthia Butitta Cynthia Butitta	Director	April 8, 2019

/s/ Kapil Dhingra, M.D. Kapil Dhingra, M.D.	Director	April 8, 2019

/s/ Martin Murphy, Ph.D. Martin Murphy, Ph.D.	Director	April 8, 2019

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Autolus Therapeutics plc has signed this registration statement or amendment thereto on April 8, 2019.

AUTOLUS INC.

By:	/s/ Matthias Alder
Name:	Matthias Alder
Title:	Senior Vice President, Chief Business Officer and Company Secretary